Consolidated Financial Statements

Statement of Responsibility

for the Consolidated Financial Statements

of the Province of Nova Scotia

Responsibility for the integrity, objectivity, and fair presentation of the consolidated financial statements of the Province of Nova Scotia rests with the government. These financial statements are prepared on behalf of the Minister and Deputy Minister of Finance and Treasury Board by the Controller in accordance with Canadian public sector accounting standards.

The consolidated financial statements include a Consolidated Statement of Financial Position, Consolidated Statement of Operations, Consolidated Statement of Changes in Net Debt, Consolidated Statement of Remeasurement Gains and Losses, Consolidated Statement of Cash Flow, and notes and schedules to the consolidated financial statements. They present fairly, in all material respects, the financial position and the results of operations for the year ended March 31, 2025.

Management maintains a system of internal accounting and administrative controls, which give consideration to costs, benefits and risks, in order to provide reasonable assurance that transactions are appropriately authorized and executed in accordance with prescribed legislation and regulations, assets are safeguarded, and financial records are properly maintained. In preparing the consolidated financial statements, the Controller obtains financial information from the departments, funds, agencies, and Crown-controlled corporations as necessary.

Under the mandate in Section 19 of the Auditor General Act, the Auditor General of Nova Scotia provides an independent opinion on the consolidated financial statements prepared by the government.

Approved by:

Kelliann Dean

Executive Deputy Minister of Finance and Treasury Board

Rob Bourgeois, CPA, CA Controller

Halifax, Nova Scotia

September 19, 2025

 Exhibit 99.1

Auditor General of Nova Scotia

Independent Auditor’s Report

To the Members of the Legislative Assembly of Nova Scotia:

Report on the Audit of the Consolidated Financial Statements

Opinion

I have audited the consolidated financial statements of the Province of Nova Scotia, which comprise the consolidated statement of financial position as at March 31, 2025, and the consolidated statement of operations and accumulated deficits, consolidated statement of changes in net debt, consolidated statement of remeasurement gains and losses, and consolidated statement of cash flow for the year then ended, and notes and schedules to the consolidated financial statements, including a summary of significant accounting policies.

In my opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Province of Nova Scotia as at March 31, 2025, and the consolidated results of its operations, consolidated changes in its net debt, consolidated remeasurement gains and losses, and its consolidated cash flows for the year then ended in accordance with Canadian public sector accounting standards.

Basis for Opinion

I conducted my audit in accordance with Canadian generally accepted auditing standards. My responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of my report. I am independent of the Province of Nova Scotia in accordance with the ethical requirements that are relevant to my audit of the consolidated financial statements in Canada, and I have fulfilled my other ethical responsibilities in accordance with these requirements. I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

Key Audit Matters

Key audit matters are those matters that, in my professional judgment, were of most significance in my audit of the consolidated financial statements of the Province of Nova Scotia for the year ended March 31, 2025. In applying my professional judgment to determine key audit matters, I considered those matters that are complex, have a high degree of uncertainty, or are important to the public because of their significance.

The key audit matters were addressed in the context of my audit of the consolidated financial statements of the Province of Nova Scotia as a whole, and in forming my opinion thereon. I do not provide a separate opinion on these matters.

KEY AUDIT MATTER	HOW WE ADDRESSED THIS MATTER

Major tax revenues (PIT, CIT, HST)

Major tax revenues include personal income tax (PIT), corporate income tax (CIT), and harmonized sales tax (HST) and were determined to be a key audit matter because:

•  Major tax revenues are material and are based on management’s best estimates using statistical models and assumptions; and

•  Significant uncertainty is present in these estimates, as they involve forecasting future economic and tax filing data since there is a delay in when the Province receives actual results (i.e. once personal tax returns are filed).

Major tax revenues are disclosed in:

•  Note 1, Financial Reporting and Accounting Policies; and

•  Schedule 1, Revenue.

We concluded that major tax revenues are fairly stated, in all material respects, and are disclosed appropriately in accordance with Canadian public sector accounting standards.

The matter was addressed by:

•  Obtaining an understanding of the systems, processes, and controls over major tax revenues, and assessing the appropriateness of the method used to make the estimate.

•  Performing variance analysis over significant balances including retrospective review to assess the accuracy of previous estimates made and potential impact to current year results.

•  Testing the underlying data used in the various tax revenue estimation models and reviewing evidence to support the key assumptions.

•  Reviewing the estimate for indications of management bias.

•  Engaging the services of an auditor’s specialist to assist with the audit of these complex estimates of major tax revenues.

KEY AUDIT MATTER	HOW WE ADDRESSED THIS MATTER

Pension, retirement and other obligations

Pension, retirement, and other obligations are a key audit matter because:

•  The Province’s liability is material and is determined by an actuarial expert;

•  Significant uncertainty exists as the liability is based on detailed actuarial assumptions which are subject to change in the future; and

•  Amounts recorded in the financial statements may materially change as assumptions vary.

Pension, retirement, and other obligations are disclosed in:

•  Note 1, Financial Reporting and Accounting Policies; and

•  Note 5, Pension, Retirement and Other Obligations.

We concluded that pension, retirement, and other obligations are fairly stated, in all material respects, and are disclosed appropriately in accordance with Canadian public sector accounting standards.

The matter was addressed by:

•  Obtaining an understanding of the systems, processes, and controls used to value the liability and assessing the appropriateness of the method used.

•  Reviewing the valuation of the liability, including key assumptions, for indications of management bias.

•  Testing the underlying employee data used in the valuation of the Province’s liability and reviewing evidence to support the key assumptions used.

•  Relying on the work of the Province’s consulting actuary.

KEY AUDIT MATTER	HOW WE ADDRESSED THIS MATTER

Liabilities for contaminated sites

Liabilities for contaminated sites are a key audit matter because:

•

The liabilities are subject to significant uncertainty, are material and are estimates of the future costs required to complete the necessary clean-up of the Province’s contaminated sites;

•

The Province identified 203 contaminated and other environmental sites which are at various stages of evaluation. A liability of $614 million has been recorded for 103 sites; and

•

In the future, as additional environmental investigations are completed and more information becomes available, the Province may need to revise current estimates and account for additional liabilities related to these sites.

Liabilities for contaminated sites are disclosed in:

•

Note 1, Financial Reporting and Accounting Policies; and

•

Note 11, Contaminated Sites.

We concluded that liabilities for contaminated sites are fairly stated, in all material respects, and are disclosed appropriately in accordance with Canadian public sector accounting standards.

The matter was addressed by:

•

Obtaining an understanding of the systems, processes, and controls relating to identifying and evaluating contaminated sites, and assessing the appropriateness of the method used to estimate the liability.

•

Reviewing the Province’s estimate of the liabilities for contaminated sites for indications of management bias.

•

Assessing the reasonability of clean-up costs for contaminated sites, including changes to the Province’s estimated costs to clean up Boat Harbour.

•

Assessing the Province’s accounting for liabilities associated with the clean up of abandoned mine sites based on the criteria for recognition in accordance with Canadian public sector accounting standards.

•

Reviewing the Province’s disclosure of the uncertainty associated with this liability to ensure it is appropriate in accordance with Canadian public sector accounting standards.

KEY AUDIT MATTER	HOW WE ADDRESSED THIS MATTER

Accounting for Long-term Care Facilities

Liabilities for Long-term Care Facilities are a key audit matter because:

•  The Province provides significant financial assistance to long- term care homes to facilitate the construction and development of their facilities, enabling them to provide healthcare services to Nova Scotians. Loans to long-term care service providers are significant to the Province’s financial statements, and the facilities serve an important function in providing necessary services to Nova Scotians.

•  The relationship between the Province and the long-term care service providers is complex. There are a large number of service providers operating in facilities fully financed by the Province. An accounting assessment of these relationships in 2024-25 resulted in a change in accounting to adjust the loans receivable from long-term care service providers and record the related long-term care facilities as tangible capital assets.

•  A significant level of effort was involved to assess these relationships and determine that the accounting for the loans receivable and related tangible capital assets was appropriate in accordance with Canadian public sector accounting standards.

Changes to the accounting for Long-term Care Facilities are disclosed in:

•  Note 2, Accounting Changes; and

•  Schedule 3, Loans and Investments.

The assessment determined that a direct funding relationship existed between the Province and the Long-term Care service providers and that the Province benefits and bears many of the risks associated with control of the facilities used to provide those services. As a result, loans to long-term care service providers recorded within the Department of Growth and Development totaling $879.9M were expensed and the corresponding long-term care facilities recorded as Tangible Capital Assets totaling a net book value of $798.4M. These adjustments were made retroactively on the Province’s financial statements.

We concluded that loans receivable and tangible capital assets related to long-term care facilities are fairly stated, in all material respects, and are disclosed appropriately in accordance with Canadian public sector accounting standards.

The matter was addressed by:

•  Obtaining an understanding of the various agreements and substance of the arrangements between the Province and Long-Term Care Facilities funded by the Province, including the accounting implications.

•  Analyzing the application of relevant accounting standards and substance of the transactions to draw correct conclusions on the most appropriate accounting treatment.

•  Assessing the Province’s accounting for loans and the associated long-term care facilities based on the criteria for recognition in accordance with Canadian public sector accounting standards.

Other Information

Management is responsible for the other information. The other information comprises the information included in Volume 1 of the Public Accounts of Nova Scotia, but does not include the consolidated financial statements and my auditor’s report thereon, which I obtained prior to the date of this auditor’s report, and the Form 18-K Securities and Exchange Commission filing, which is expected to be made available to us after that date.

My opinion on the consolidated financial statements does not cover the other information and I do not and will not express any form of assurance conclusion thereon.

In connection with my audit of the consolidated financial statements, my responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or my knowledge obtained in the audit, or otherwise appears to be materially misstated.

If, based on the work I have performed on the other information that I obtained prior to the date of this auditor’s report, I conclude that there is a material misstatement of this other information, I am required to report that fact. I have nothing to report in this regard.

When I read the Form 18-K Securities and Exchange Commission filing, if I conclude that there is a material misstatement therein, I am required to communicate the matter to those charged with governance (the Minister and Deputy Minister of Finance and Treasury Board).

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with Canadian public sector accounting standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Province of Nova Scotia’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern assumption. The going concern basis of accounting has been used in the preparation of the consolidated financial statements, as the Province of Nova Scotia continues to operate as a going concern.

Those charged with governance are responsible for overseeing the Province of Nova Scotia’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

My objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, I exercise professional judgment and maintain professional skepticism throughout the audit. I also:

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Province of Nova Scotia’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Province of Nova Scotia’s ability to continue as a going concern. If I conclude that a material uncertainty exists, I am required to draw attention in my auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify my opinion. My conclusions are based on the audit evidence obtained up to the date of my auditor’s report. However, future events or conditions may cause the Province of Nova Scotia to cease to continue as a going concern.

•

Evaluate the overall presentation, structure, and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Province of Nova Scotia to express an opinion on the consolidated financial statements. I am responsible for the direction, supervision, and performance of the group audit. I remain solely responsible for my audit opinion.

I communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

I also provide those charged with governance with a statement that I have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on my independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, I determine those matters that were of most significance in the audit of the Province’s financial statements of the current period and are therefore the key audit matters. I describe these matters in my auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, I determine that a matter should not be communicated in my auditor’s report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

Kim Adair, FCPA, FCA, ICD.D

Auditor General of Nova Scotia

Halifax, Nova Scotia

September 19, 2025

Consolidated Financial Statements

Statement 1

Province of Nova Scotia

Consolidated Statement of Financial Position

As at March 31, 2025

($ thousands)

	2025	2024
		(as restated)
Financial Assets
Cash and Short-Term Investments	1,564,477	1,198,979
Accounts Receivable (Note 17)	1,759,739	1,961,330
Inventories for Resale	3,602	3,991
Loans Receivable (Schedule 3)	2,112,167	2,014,448
Investments (Schedule 3)	1,545,590	1,510,522
Investment in Government Business Enterprises (Schedule 6)	298,459	450,417
Derivative Financial Assets (Note 13)	15,518	39,437

	7,299,552	7,179,124

Liabilities
Bank Advances and Short-Term Borrowings	1,061,696	1,114,439
Accounts Payable and Accrued Liabilities	2,920,319	2,777,301
Deferred Revenue (Note 4)	384,304	364,982
Accrued Interest	223,430	187,323
Pension, Retirement and Other Obligations (Note 5)	3,007,946	3,002,024
Asset Retirement Obligations (Note 10)	600,488	591,982
Liabilities for Contaminated Sites (Note 11)	613,978	600,276
Unmatured Debt (Schedules 4 and 5)	19,309,590	17,631,906
Derivative Financial Obligations (Note 13)	21,401	9,103

	28,143,152	26,279,336

Net Debt	(20,843,600)	(19,100,212)

Non-Financial Assets
Tangible Capital Assets (Schedule 7)	11,960,417	9,989,399
Inventories of Supplies	140,550	124,402
Prepaid Expenses	54,525	62,664

	12,155,492	10,176,465

Accumulated Deficits	(8,688,108)	(8,923,747)

Accumulated Deficits are comprised of:
Accumulated Operating Deficits	(8,716,436)	(8,981,224)
Accumulated Remeasurement Gains	28,328	57,477

	(8,688,108)	(8,923,747)

Accounting Changes (Note 2)
Restricted Assets (Note 3)
Contingencies and Contractual Obligations/Rights (Note 12)
Public Private Partnerships (P3s) (Note 14)
Trust Funds Under Administration (Note 15)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Public Accounts Volume 1 — Consolidated Financial Statements

Statement 2

Province of Nova Scotia

Consolidated Statement of Operations

For the fiscal year ended March 31, 2025

($ thousands)

	Adjusted Estimate	Actual	Actual
	2025	2025	2024
Revenue (Schedule 1)			(as restated)
Provincial Sources
Tax Revenue	8,346,226	9,302,801	8,485,067
Other Provincial Revenue	1,750,426	2,187,934	1,837,427
Net Income from Government Business Enterprises (Schedule 6)	473,933	490,867	478,369
Investment Income	171,828	231,652	184,209

	10,742,413	12,213,254	10,985,072
Federal Sources	6,101,148	6,007,425	5,519,298

Total Revenue	16,843,561	18,220,679	16,504,370

Expenses (Schedule 2)
Advanced Education	821,246	859,641	849,569
Agriculture	58,716	59,658	72,642
Communities, Culture, Tourism and Heritage	175,208	244,034	210,638
Cyber Security and Digital Solutions	276,224	241,493	225,679
Education and Early Childhood Development	2,442,637	2,440,009	2,282,490
Emergency Management	39,809	51,551	118,246
Energy	37,873	43,738	30,367
Environment and Climate Change	143,590	148,313	155,556
Finance and Treasury Board	67,690	68,683	71,257
Fisheries and Aquaculture	16,252	13,246	13,775
Growth and Development	444,926	503,132	481,471
Health and Wellness	5,988,264	6,359,221	5,789,190
Justice	468,465	486,485	452,975
Labour, Skills and Immigration	219,581	214,949	205,891
Municipal Affairs	396,515	314,508	341,783
Natural Resources	104,447	117,532	161,025
Opportunities and Social Development	1,576,904	1,610,816	1,386,676
Public Service	338,590	201,742	177,160
Public Works	717,744	788,528	722,487
Seniors and Long-Term Care	1,173,003	1,295,527	1,250,913
Service Nova Scotia	161,216	215,028	217,493
Restructuring Costs	659,765	661,765	184,829
Pension Valuation Adjustment (Note 5)	33,102	(16,151)	51,467
Refundable Tax Credits	126,316	155,907	125,224
Net Loss on Disposal of Crown Assets	—	2,023	3,139
Debt Servicing Costs (Note 7)	822,863	874,513	780,687

Total Expenses (Note 8)	17,310,946	17,955,891	16,362,629

Provincial Surplus (Deficit)	(467,385)	264,788	141,741
Accumulated Operating Deficits, Beginning of Year
As Previously Reported		(8,899,163)	(9,042,776)
Accounting Changes (Note 2)		(82,061)	(80,189)

As Restated		(8,981,224)	(9,122,965)

Accumulated-Operating Deficits, End of Year		(8,716,436)	(8,981,224)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Consolidated Financial Statements

Statement 3

Province of Nova Scotia

Consolidated Statement of Changes in Net Debt

For the fiscal year ended March 31, 2025

($ thousands)

	Adjusted Estimate	Actual	Actual
	2025	2025	2024
			(as restated)
Net Debt, Beginning of Year
As Previously Reported	(18,516,207)	(18,516,207)	(17,743,504)
Accounting Changes (Note 2)	—	(584,005)	(463,585)

As Restated	(18,516,207)	(19,100,212)	(18,207,089)

Changes in the Year
Provincial Surplus (Deficit)	(467,385)	264,788	141,741
Acquisitions and Transfers of Tangible Capital Assets	(1,629,269)	(2,589,440)	(1,593,480)
Amortization of Tangible Capital Assets	581,129	611,531	541,196
Disposals of Tangible Capital Assets	—	6,891	3,438
Use (Acquisitions) of Inventories of Supplies	—	(16,148)	33,686
Use (Acquisitions) of Prepaid Expenses	—	8,139	(16,599)
Net Remeasurement Losses	—	(29,149)	(3,105)

Total Changes in the Year	(1,515,525)	(1,743,388)	(893,123)

Net Debt, End of Year	(20,031,732)	(20,843,600)	(19,100,212)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Public Accounts Volume 1 — Consolidated Financial Statements

Statement 4

Province of Nova Scotia

Consolidated Statement of Remeasurement Gains and Losses

For the fiscal year ended March 31, 2025

($ thousands)

	2025	2024
Accumulated Remeasurement Gains, Beginning of Year	57,477	60,582
Unrealized Gains (Losses) During the Year
Portfolio Investments in an Active Market	(3,275)	291
Derivative Financial Instruments	(36,172)	(6,183)
Other Comprehensive Loss from Government Partnership Arrangements	182	251
Other Comprehensive Loss from Government Business Enterprises (Schedule 6)	6,411	771

	(32,854)	(4,870)

Realized Gains (Losses) Reclassified to the Statement of Operations During the Year
Portfolio Investments in an Active Market	3,800	2,308
Derivative Instruments	(46)	(543)
Designated Fair Value Financial Instruments	(49)	—

	3,705	1,765

Net Remeasurement Losses For the Year	(29,149)	(3,105)

Accumulated Remeasurement Gains, End of Year	28,328	57,477

Accumulated Remeasurement Gains comprised of:
Portfolio Investments in an Active Market	2,195	1,670
Derivative Financial Instruments	(6,183)	30,084
Other Comprehensive Loss from Government Partnership Arrangements	(552)	(734)
Other Comprehensive Income from Government Business Enterprises	32,868	26,457

	28,328	57,477

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Consolidated Financial Statements

Statement 5

Province of Nova Scotia

Consolidated Statement of Cash Flow

For the fiscal year ended March 31, 2025

($ thousands)

	2025	2024
		(as restated)
Operating Transactions
Provincial Surplus	264,788	141,741
Net Remeasurement Losses for the Year	(29,149)	(3,105)
Sinking Fund and Public Debt Management Fund Earnings	(25,856)	(24,369)
Amortization of Premiums and Discounts on Unmatured Debt	16,322	15,245
Net Income from Government Business Enterprises (Schedule 6)	(490,867)	(478,369)
Profit Distributions from Government Business Enterprises	642,825	445,053
Amortization of Tangible Capital Assets (Schedule 7)	611,531	541,196
Loss on Disposal of Tangible Capital Assets	4,361	2,761
Net Change in Other Items (Note 9)	367,805	(194,201)

	1,361,760	445,952

Investing Transactions
Repayment of Loans Receivable	369,590	372,770
Advances and Investments	(491,443)	(607,962)
Write-offs	38,841	145,662

	(83,012)	(89,530)

Capital Transactions
Acquisitions of Tangible Capital Assets	(2,589,440)	(1,593,480)
Proceeds from Disposal of Tangible Capital Assets	2,530	677

	(2,586,910)	(1,592,803)

Financing Transactions
Debentures and Other Debt Issued	2,598,318	1,517,863
Repayment of Debentures and Other Long-Term Obligations	(924,658)	(499,706)

	1,673,660	1,018,157

Cash Inflows (Outflows)	365,498	(218,224)
Cash Position, Beginning of Year	1,198,979	1,417,203

Cash Position, End of Year	1,564,477	1,198,979

Cash Position Represented by:
Cash and Short-Term Investments	1,564,477	1,198,979

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2025

1.	Financial Reporting and Accounting Policies

The Province’s consolidated financial statements are prepared in accordance with Canadian public sector accounting standards using the following significant accounting policies:

a)	Government Reporting Entity

The government reporting entity (GRE) includes government components within the General Revenue Fund, other governmental units (GUs), government business enterprises (GBEs), and the Province’s share of government partnership arrangements (GPAs). GUs and GBEs are government-controlled entities. Control is the power to govern financial and operating policies of another organization with the expected benefits or risks from the other organization’s activities. Control exists even if the government chooses not to exercise it, as long as the ability to govern remains. Control must exist at the financial statement date without the need to amend legislation or agreements. GPAs represent entities for which decision making and significant risks and benefits are shared with other parties outside of the GRE.

Trust funds that are administered by the Province but not controlled are excluded from the GRE and disclosed in Note 15.

b)	Principles of Consolidation

A government component is not a separate entity but is an integral part of government, such as a department, agency, or public service unit within the General Revenue Fund, or a special purpose fund. A GU is a government organization that is not a GBE, GPA, or government component. GUs include certain boards, commissions, service organizations, and government not-for-profit entities. Government components and GUs are consolidated on a line-by-line basis after adjusting their accounting policies to be consistent with those described in Note 1 d). Significant inter-organization balances and transactions are eliminated.

A GBE is a self-sustaining organization with the delegated financial and operating authority whose principal activity and source of revenue are to sell goods and services outside of the Province’s GRE. GBEs are accounted for on the modified equity basis, without adjusting accounting principles to conform with those of the Province. Total net assets of all GBEs are reported as Investment in Government Business Enterprises on the Consolidated Statement of Financial Position. Total net income from all GBEs is reported separately as revenue on the Consolidated Statement of Operations.

A GPA is a contractual arrangement between the government and a party or parties outside of the GRE. The partners have clearly defined common goals, make a financial investment, share control of decision making, and share, on an equitable basis, the significant risks and benefits of the government partnership. Government business partnerships are self-sustaining GPAs with the delegated financial and operating authority whose principal activity and source of revenue are to sell goods and services outside of the Province’s GRE. The Province accounts for its interest in GPAs and government business partnerships using the modified equity method.

A listing of the organizations within the Province’s GRE is provided in Schedule 10.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2025

1.	Financial Reporting and Accounting Policies (continued)

c)	Presentation of Estimates

Annually, the Province prepares the Estimates, which are presented to the House of Assembly for the fiscal year commencing April 1. The Estimates form the basis of the Appropriations Act and are prepared primarily for managing and overseeing the General Revenue Fund based upon the government’s policies, programs, and priorities. Consolidation impacts are summarized in the Estimates and included on a net basis as Consolidation and Accounting Adjustments.

For consolidation purposes, the 2024-25 Estimates, tabled on February 29, 2024, were adjusted line-by-line by grossing up the associated revenues and expenses with those of the Province’s governmental units. This classification provides proper comparability in these consolidated financial statements.

d)	Significant Accounting Policies

Revenue

Revenue is recorded on an accrual basis in the fiscal year when the events giving rise to the revenue occurs. Revenue from transactions with no performance obligations is recognized when the authority to claim or retain an economic inflow is in place and the events giving rise to the revenue have occurred. Revenue from transactions with performance obligations is recognized when those performance obligations have been satisfied. The following are typical performance obligations in relation to the Province’s general revenues:

Key Revenue Stream	Common Performance Obligations	Recognition	Examples
Registry of Motor Vehicles	Provide rights	At point of sale	Drivers Licence / Vehicle Permit

Licences			Insurance Agents License / Direct Sellers License

Incorporation Fees			Certificate of Incorporation / Certificate of Registration

Vital Statistics			Birth Certificate / Marriage Certificate

Royalties	Provide rights	Over production contract	Royalties on Minerals Petroleum Royalties

Recoveries	Qualifying / eligible expenses for recovery	When recovery conditions are satisfied	Federal funding agreements, RCMP policing costs

Tuition and Memberships	Provision of access / instruction	As access and / or instruction is provided	NSCC Courses Art Gallery of Nova Scotia Memberships

Fines	None	When collectible under the Act	Statutory fines

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2025

1.	Financial Reporting and Accounting Policies (continued)

Revenue from personal and corporate income taxes, as well as harmonized sales taxes, is recorded in the year in which the taxable event occurs based on estimates using statistical models. These estimates consider certain non-refundable tax credits and other adjustments from the federal government. Adjustments to tax revenues recognized in prior years, as a result of actual or more current economic data and federal government information, are recorded in the current year. Non-refundable personal and corporate income tax credits are tax concessions (relief of taxes owing) that reduce corresponding tax revenues. Refundable personal and corporate income tax credits are transfers made through the tax system (financial benefits other than relief of taxes owing) and are recorded as expenses.

Government transfers received for operating purposes are recognized in the period during which the transfer is authorized and all eligibility criteria (if any) are met, except when and to the extent that the transfer stipulations create an obligation that meets the definition of a liability. Transfers meeting the definition of a liability are recorded as deferred revenue and recognized as revenue as the stipulations are satisfied.

Government transfers received for capital purposes and contributed assets are recognized as revenue in the period the tangible capital assets are acquired. Capital transfers received in advance of project completion are recorded as deferred revenue and recognized as revenue as the related eligible expenditures are incurred.

Investment income includes interest, amortization of premiums or discounts using the effective interest method, and realized fair value gains and losses on portfolio investments.

Expenses

Expenses are recorded on the accrual basis in the fiscal year when the events giving rise to the expenses occur and are reported in more detail in Note 8, Expenses by Object.

Grants and other government transfers are recognized as expenses in the period at the earlier of: 1) transfer being authorized and recipient meeting all eligibility criteria, and 2) time of payment.

Provisions are made for probable losses on certain loans, investments, loan guarantees, accounts receivable, advances, forgivable loans, and contingent liabilities when it is likely that a liability exists and the amount can be reasonably determined. At least annually, provisions are updated as estimates are revised.

Debt servicing costs include interest on debentures issued, pension, retirement and other obligations, capital leases, long-term debt from Public Private Partnership (P3) arrangements, amortization of premiums and discounts using the effective interest method, and realized fair value gains and losses on derivatives and foreign currency transactions. Debt servicing costs are recorded net of interest revenue associated with repurchased Province of Nova Scotia debentures.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2025

1.	Financial Reporting and Accounting Policies (continued)

Financial Assets

Cash and Short-Term Investments are recorded at cost, which approximates market value, and include cash on hand, demand deposits, R-1 (low, middle, high) rated federal and provincial government bills or promissory notes, bankers’ acceptances, term deposits, and commercial paper. Terms of investments are generally 1 to 90 days. The weighted average interest rate of short-term investments was 2.72 per cent at year-end.

Accounts Receivable are recorded at the principal amount less valuation allowances.

Inventories for Resale are held for sale in the ordinary course of operations and are recorded at the lower of cost and net realizable value.

Loans Receivable are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Investments not traded on an active market, including the Public Debt Management Fund, are recorded at amortized cost using the effective interest method less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the Province and is recognized as an expense at the loan issuance or investment date. Loans usually bear interest at approximate market rates and normally have fixed repayment schedules. Any write-down, due to loss in value, reflected in a loan or investment is not reversed if there is a subsequent increase in value. Any write-off must be approved by Governor in Council.

Equity investments traded on an active market are measured at fair value. Unrealized changes in fair value are recognized in the Consolidated Statement of Remeasurement Gains and Losses until they are realized and then reclassified to the Consolidated Statement of Operations.

Derivative financial instruments, including embedded derivatives, are recorded at fair value.

Fair value is the estimated amount for which a financial instrument could be exchanged between willing parties in an arm’s length transaction based on the current market conditions. Fair value measurements are classified using the Fair Value Hierarchy:

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities

Level 2	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices)

Level 3	Inputs for the asset or liability that are not based on observable market data (unobservable inputs)

Financial assets are assessed for impairment on an annual basis. When a decline is determined to be other than temporary, the amount of the loss is recorded in the Consolidated Statement of Operations, and any applicable unrealized gain or loss is adjusted through the Consolidated Statement of Remeasurement Gains and Losses.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2025

1.	Financial Reporting and Accounting Policies (continued)

Liabilities

Bank Advances and Short-Term Borrowings are recorded at cost, which approximates market value, and have initial maturities of one year or less. The weighted average interest rate of short-term Canadian dollar borrowings was 2.77 per cent at year-end.

Deferred Revenue is recorded when funds received are externally restricted for a stated purpose, such as a specific program or the purchase of tangible capital assets. Deferred revenue is recognized as revenue as the stipulations are met, funds are used for their intended purpose, or related eligible capital expenditures are incurred.

Pension, Retirement and Other Obligations include various employee future benefit plans, where the Province is responsible for the provision of benefits. Liabilities for these plans are calculated using the projected benefit actuarial method using accounting assumptions that reflect the Province’s best estimates. This actuarial method attributes the estimated cost of benefits to the periods of employee service. The net liability represents accrued employee benefits less the market-related value of plan assets (if applicable) and the balance of unamortized experience gains and losses. Market-related values are determined in a rational and systematic manner, recognizing asset market value gains and losses over a five-year period.

Asset Retirement Obligations are recognized when there is a legal obligation to incur retirement costs in relation to a tangible capital asset, the past transaction or event giving rise to the liability has occurred, the Province expects to give up future economic benefits, and a reasonable estimate of the amount can be made. These liabilities include direct costs related to asset retirement activities, including post-retirement operation, maintenance, and monitoring that are integral to the retirement of the tangible capital asset. They are measured based on the best estimate of the expenditures required to complete the retirement activities using the information available at year-end.

Upon initial recognition, asset retirement costs are capitalized as part of the carrying amount of the related tangible capital assets. These capitalized costs are amortized on the same basis as the related tangible capital assets, and any accretion expense is recognized in the Consolidated Statement of Operations. Asset retirement costs related to unrecognized tangible capital assets or tangible capital assets no longer in productive use are expensed immediately.

Carrying amounts of asset retirement obligations are reviewed at each financial reporting date. Changes to the liabilities arising from revisions to either the timing or the amount of the original estimate of undiscounted cash flows are recognized as an increase or decrease to the carrying amounts of the related tangible capital assets.

Liabilities for Contaminated Sites are recognized when an existing environmental standard is exceeded, the Province is directly responsible or accepts responsibility, the Province expects to remediate and give up future economic benefits, and a reasonable estimate of the amounts can be made. Contaminated sites are a result of any chemical, organic, radioactive material, or live organism being introduced directly or via the air into soil, water, or sediment that exceeds an environmental standard. These liabilities include the costs directly attributable to remediation activities, including costs related to post-remediation operation, maintenance, and monitoring that are an integral part of the remediation strategy. They are measured based on the best estimate of the expenditures required to

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2025

1.	Financial Reporting and Accounting Policies (continued)

complete the remediation. The carrying amounts of liabilities for contaminated sites are reviewed at each financial reporting date and updated as additional information is available. Any revisions to the amounts previously recognized are accounted for in the period in which the revisions are made.

Unmatured Debt is comprised of debentures and various loans in Canadian and foreign currencies, capital leases, and long-term debt related to Public-Private Partnership (P3) assets. Premiums and discounts, as well as underwriting commissions, relating to the issuance of debentures are included in the item’s opening carrying value. Debt is recorded at amortized cost using the effective interest method, net of repurchased Province of Nova Scotia debentures. Under P3 arrangements, the Province uses private sector partners to design, build, finance, and maintain certain infrastructure assets. Assets procured through P3s are recognized as tangible capital assets, and the related long-term obligations are recognized as other unmatured debt in these consolidated financial statements as the assets are constructed.

Unrealized Foreign Exchange Translation Gains and Losses result when assets and liabilities denominated in foreign currencies are translated into Canadian dollars at the rate of exchange in effect at March 31st. Unrealized foreign exchange translation gains and losses are recognized in the Consolidated Statement of Remeasurement Gains and Losses. Once settled, the realized foreign exchange gains and losses are recognized in the Consolidated Statement of Operations and the unrealized balances are reversed from the Consolidated Statement of Remeasurement Gains and Losses.

Contingent Liabilities, including provisions for losses on loan guarantees, are potential obligations that may become actual liabilities when one or more future events occur or fail to occur. If the future event is likely, and a reasonable estimate of the loss can be made, an estimated liability is accrued and an expense is recorded. If the likelihood is not determinable or an amount cannot be reasonably estimated, the contingency is disclosed in the notes to the consolidated financial statements. In cases where an accrual is made, but exposure exists beyond the amount accrued, this excess exposure would also be disclosed, unless the impact is immaterial or the disclosure would have an adverse effect on the outcome of the contingency.

Net Debt

Net Debt is the difference between the Province’s liabilities and financial assets, which is the accumulation of all past annual surpluses and deficits, net changes in remeasurement gains and losses, and cumulative net acquisitions of non-financial assets.

Non-Financial Assets

Tangible Capital Assets have useful lives extending beyond the accounting period, are held for use in the production and supply of goods and services, and are not intended for sale in the ordinary course of operations. They are recorded at gross historical cost (or estimated cost when the actual cost is unknown) and include all costs directly attributable to the acquisition, design, construction, development, installation, and betterment of the tangible capital asset, as well as interest related only to the financing of P3 assets during construction. Cost also includes the estimated cost of legally required activities to retire a tangible capital asset. Tangible capital assets include land, land improvements, buildings, major equipment and software, vehicles, ferries, roads, highways, and bridges.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2025

1.	Financial Reporting and Accounting Policies (continued)

Tangible capital assets are written down when conditions indicate that they no longer contribute to the Province’s ability to provide services, or when the value of future economic benefits associated with the tangible capital assets are less than their net book value. Net write-downs are accounted for as amortization expense and are not reversed.

Contributed tangible capital assets received are recorded at their fair market value on the date of contribution, except in circumstances where the value cannot be reasonably determined, in which case they are recognized at nominal value. Tangible capital assets do not include intangibles or assets acquired by right, such as forests, water, and mineral resources, or works of art and historical treasures. Tangible capital assets are amortized to expense over the useful lives of the assets. The amortization methods and rates applied by the other governmental units are not adjusted to the methods and rates used by the General Revenue Fund.

Inventories of Supplies are held for consumption or use by the Province in the course of its operations and are recorded at the lower of cost and current replacement cost.

Prepaid Expenses are cash disbursements for goods or services, other than tangible capital assets and inventories of supplies, that will provide economic benefits in one or more future periods. The prepaid amount is recognized as an expense in the year the good or service is used or consumed.

Purchased intangible assets, which are non-physical assets acquired through an arm’s length exchange transaction between willing parties, are recognized as non-financial assets. This excludes software, which is recognized as a tangible capital asset.

Accumulated Deficits

Accumulated Deficits are the difference between the Province’s Net Debt and non-financial assets. This represents the cumulative balance of net surpluses and deficits arising from the operations of the Province and accumulated remeasurement gains and losses.

e)	Measurement Uncertainty

Measurement uncertainty exists in determining certain amounts included in these consolidated financial statements. Many items are measured using management’s best estimates based on assumptions that reflect the most probable set of economic conditions and planned courses of action. Uncertainty exists whenever estimates are used because actual results may differ materially from the Province’s estimates.

Material measurement uncertainty exists in the estimation of tax revenues, pension, retirement and other obligations, asset retirement obligations, liabilities for contaminated sites, and the value of tangible capital assets.

Personal Income Tax (PIT) revenue of $4.74 billion (2024 – $4.13 billion), Corporate Income Tax (CIT) revenue of $1.11 billion (2024 – $744.9 million), and Harmonized Sales Tax (HST) revenue of $2.74 billion (2024 – $2.88 billion), see Schedule 1, may be subject to future revisions based on changes to key tax revenue inputs. Changes to tax revenue inputs can be based on new or revised information, possible differences between the

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2025

1.	Financial Reporting and Accounting Policies (continued)

estimated and actual economic growth, and other assumptions used in statistical modelling to accrue these revenues. When these changes affect revenue estimates of prior years, they are classified as prior years’ adjustments (PYAs), see Note 6. Revisions to tax revenue inputs and variances in actual experience can result in significant estimate changes. Some of the key variable inputs related to tax revenues include, but are not limited to, the following:

Personal Income Tax	Corporate Income Tax	Harmonized Sales Tax

Personal taxable income levels Provincial taxable income yield Tax credits uptake	National corporate taxable income levels as provided by Finance Canada Nova Scotia’s share of national taxable income Tax credits uptake	Personal consumer expenditure levels Provincial GDP Rebate levels Residential housing investment

Pension, Retirement and Other Obligations of $3.01 billion (2024 – $3.00 billion), see Note 5, are subject to uncertainty because actual results may differ significantly from the Province’s long-term assumptions about plan members, return on investment of pension fund assets, health care cost trend rates for retiree benefits, the Province’s long-term cost of borrowing, and other economic conditions.

Asset retirement obligations of $600.5 million (2024 – $592.0 million), see Note 10, require estimates regarding the useful lives of the affected tangible capital assets, amount of regulated materials, and expected retirement costs, including the timing and duration of those retirement costs.

Liabilities for contaminated sites of $614.0 million (2024 – $600.3 million), see Note 11, may differ significantly from anticipated remediation plans once the actual nature and extent of the remediation activities, methods, and site contamination are known.

The net book value of tangible capital assets of $11.96 billion (2024 – $9.99 billion, as restated), see Schedule 7, is subject to uncertainty because of differences between estimated and actual useful lives.

Other areas requiring the use of management estimates include allowances for doubtful accounts and the valuation of loans receivable and investments.

f)	Future Changes in Accounting Standards

The Public Sector Accounting Board (PSAB) has issued: The Conceptual Framework for Financial Reporting in the Public Sector and PS 1202, Financial Statement Presentation, effective April 1, 2026. These standards will replace the existing conceptual framework and financial reporting model, PS 1000, Financial Statement Concepts, and PS 1100, Financial Statement Objectives, along with PS 1201, Financial Statement Presentation. These new standards have not been applied in preparing these statements but are expected to significantly impact the presentation of the consolidated financial statements.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2025

2.	Accounting Changes

Accounting changes were made during the year that have the following impacts:

($ thousands)	2025		2024
	Net Debt April 1, 2024	Accumulated Deficits April 1, 2024	Provincial Surplus	Net Debt April 1, 2023	Accumulated Deficits April 1, 2023
Adjustment to Loans Receivable	(584,005)	(82,061)	(1,872)	(463,585)	(80,189)

Adjustment to Loans Receivable

During the year, the relationship between the Province and its long-term care (LTC) service providers was reassessed. The assessment determined that a direct funding relationship existed with those that have been provided with mortgages from the Province and that the Province benefits and bears certain risks associated with control of the corresponding facilities. As a result, it was determined all loans receivable to LTC service providers recorded within the Department of Growth and Development should have been expensed and the corresponding long-term care facilities should have been recorded as tangible capital assets within the Department of Seniors and Long-Term Care. Consequently, financial assets were overstated, and non-financial assets were understated, inadvertently, dating back to 2004. The Province has recorded this adjustment retroactively. As a result, the opening accumulated deficits increased by $80.2 million, opening net debt increased by $463.6 million, and the provincial surplus decreased by $1.9 million.

3.	Restricted Assets

As at March 31, 2025, assets of $122.0 million (2024 – $113.3 million) were designated for restricted purposes by external parties. Restricted cash and short-term investments totaled $13.1 million (2024 – $16.7 million), comprised of: $7.6 million for endowment and scholarship funds (2024 – $4.5 million), $4.8 million for gas market development as part of the Nova Scotia Market Development Initiative Fund (2024 – $4.6 million), $0.6 million for the Independent Production Fund (2024 – $0.8 million), $nil for future investments of the Nova Scotia First Fund (2024 – $5.0 million), and $nil for Nova Scotia Health Authority (NSHA) research and other purposes (2024 – $1.7 million).

Restricted investments totaled $108.9 million (2024 – $96.6 million), comprised of: $72.2 million for NSHA research and other purposes (2024 – $65.9 million) and $36.7 million for endowment funds (2024 – $30.7 million).

Externally restricted inflows not spent by year-end create a liability that will be settled by using the restricted assets for their intended purposes. The restricted assets described in this note are segregated from other assets and will be used as prescribed in a future period.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2025

4.	Deferred Revenue

($ thousands)	2025	2024
Annapolis Valley Regional Centre for Education	2,900	3,193
Build Nova Scotia	2,532	2,480
Canada – Affordable Housing Fund	8,247	9,000
Canada – CMHC National Housing Strategy	38,452	32,630
Canada – CMHC Social Housing Agreement	2,340	12,226
Canada Community-Building Fund (formerly Federal Gas Tax Fund)	5,429	7,419
Canada – COVID-19 Proof of Vaccination Fund	6,438	6,438
Canada – Nova Scotia Canada-Wide Early Learning and Child Care Agreement	82,876	68,028
Canada – Nova Scotia Home and Community Care and Mental Health and Addictions Services Funding Agreement	2,375	4,050
Conseil scolaire acadien provincial	3,347	4,500
Halifax Regional Centre for Education	7,431	6,630
Izaak Walton Killam Health Centre – Capital, Research, and Other Restricted Funds	37,342	36,536
Nova Scotia Community College	46,983	42,550
Nova Scotia Health Authority – Capital, Research, and Other Restricted Funds	67,468	67,646
Nova Scotia School Lunch Program	3,032	—
Perennia Food and Agriculture Incorporated	4,133	2,268
Public Archives of Nova Scotia	3,644	3,296
Resource Recovery Fund Board Inc. – Unearned Revenue from Container Deposits, Paint Levies, and Tire Deposits	23,779	23,097
Seniors Pharmacare	15,254	15,680
Social Infrastructure Fund	2,315	2,315
Other Externally Restricted Funds	17,987	15,000

Total Deferred Revenue	384,304	364,982

5.	Pension, Retirement and Other Obligations

The Province provides its employees a variety of pension, retirement, post-employment, compensated absences (accumulated sick leave), and special termination benefits. Most plans are unfunded and are economically dependent on the Province. Except as otherwise noted, the cost of benefits is recognized in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when an event occurs that obligates the Province to pay benefits.

a)	Description of Obligations

Pension Benefit Plans

The Province participates in multiple funded pension plans. The Nova Scotia Public Service Superannuation Plan (PSSP) and the Nova Scotia Teachers’ Pension Plan (TPP)

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2025

5.	Pension, Retirement and Other Obligations (continued)

are defined benefit plans with plan assets primarily composed of Canadian and foreign equities, government and corporate bonds, debentures, secured mortgages, and real estate. These plans are jointly funded with the Province matching contributions from employees. Retirement benefits paid are based on an employee’s length of service, rate of pay, and inflation adjustments.

The PSSP operates under the responsibility of the Public Service Superannuation Plan Trustee Inc. (PSSPTI). PSSPTI is a body corporate comprised of 13 board members – six represent the Province as the employer, six represent the employees, and an independent chairperson. The Province’s responsibility regarding this plan is limited to its pension expense for employer contributions paid to the PSSP, which are equal to the employee contributions. The contribution rate is set by PSSPTI pursuant to the legislated funding policy and is set for a five-year cycle.

As at March 31, 2025, the PSSP was 106.8 per cent funded. Indexing is based on a funded health review occurring every five years. The most recent funded health review for the period from January 1, 2021 to December 31, 2025 was completed in 2019-20. Based on the PSSP’s December 31, 2019 funding ratio of 98.5 per cent, no indexing will be paid during the following five-year cycle and no changes to contributions will be made. The Province’s employer contributions to the PSSP in 2025 were $111.6 million (2024 –

$105.5 million).

The TPP operates under the responsibility of the Teachers’ Pension Plan Trustee Inc. (TPPTI). TPPTI is a body corporate comprised of nine board members – four nominated by the Nova Scotia Teachers’ Union (NSTU), four nominated by the Province, and one Chair agreed to by both parties. Under a joint governance structure, the Province and NSTU membership equally share all surpluses and deficits of the plan. The Province accounts for one-half of all components of the accrued benefit liability associated with this plan in these consolidated financial statements. In addition, the Province recognizes one-half of the components associated with the net benefit plan expense associated with this plan. As at March 31, 2025, the total accrued benefit liability associated with this plan was $748.0 million (2024 – $817.5 million).

As at December 31, 2024, the TPP was 81.1 per cent funded. The TPP Regulations stipulate that when the most recent actuarial valuation shows an actuarial deficit of more than 10.0 per cent, no indexing shall be provided to those pensioners under the variable indexing provision (those who retired on or after August 1, 2006, and those who retired prior to August 1, 2006 but elected to participate in the variable indexing provision). In accordance with Regulation 27C(1), the Province contributed an additional $44.5 million to the TPP in 2025 (2024 – $87.0 million) based on the present value of the forgone indexing as determined by the TPP’s actuary. The Province’s total contributions to the TPP in 2025 were $185.3 million (2024 – $209.4 million).

During the year, the weighted average actual rate of return on TPP plan assets was 6.95 per cent (2024 – 7.86 per cent). The total market value of plan assets at March 31, 2025 was $6.3 billion (2024 – $5.9 billion). The liability recorded in 2025 for the TPP was based on the most recent actuarial valuation performed at December 31, 2023, extrapolated to March 31, 2025.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2025

5.	Pension, Retirement and Other Obligations (continued)

The Province is also a participating employer of the Nova Scotia Health Employee’s Pension Plan (NSHEPP), a multiemployer defined benefit pension plan, funded by employer and employee contributions. As at December 31, 2024, the NSHEPP was 107.0 per cent funded. As the Province does not sponsor this plan, the annual net benefit plan expense is limited to the amount of required contributions provided for employees’ services rendered during the year. The most recent actuarial valuation was performed on July 1, 2024 and extrapolated to December 31, 2024, which indicated a funding surplus of $0.8 billion (2024 – $2.2 billion). The Province’s contributions to this plan in 2025 were $166.6 million (2024 – $152.2 million).

The Province is responsible for the Pension Plan for the Non-Teaching Employees of the Nova Scotia Education Entities, providing pension benefits to the non-teaching employees of the participating Regional Centres for Education (RCEs) and the Conseil scolaire acadien provincial (CSAP). The Province fully accounts for the accrued benefit asset and net benefit plan expense of this plan. The most recent actuarial valuation was performed on December 31, 2022 and extrapolated to March 31, 2025. As at December 31, 2022, the plan was 114.2 per cent funded, and the total market value of the plan assets at March 31, 2025 was $276.7 million (2024 – $247.8 million). Employer contributions in 2025 were $7.4 million (2024 – $6.5 million).

The Province has several other unfunded defined benefit pension plans. The liabilities for these other plans recorded in 2025 were based on the most recent actuarial valuations performed between December 31, 2022 and December 31, 2024 and extrapolated to March 31, 2025.

Special Termination Benefits

The Province offered early retirement incentive programs to members of the PSSP and TPP in 1986 and 1994, respectively. Qualified members were offered additional years of pensionable service if they elected to retire early. The cost of these benefits was accrued in the year the employee accepted the early retirement option and continue to be calculated using actuarial valuations.

The 2025 liabilities for these termination benefits were based on the most recent actuarial valuations performed at December 31, 2022 and extrapolated to March 31, 2025.

Post-Employment Benefits

The Province sponsors two unfunded post-employment benefit plans: a Self-Insured Workers’ Compensation Plan and retirement health benefits, some of which contain a life insurance provision. Retirement health benefits vary depending on the negotiated collective agreements. The Province pays 65.0 per cent and 100.0 per cent of the cost of retirement health benefits for the PSSP and TPP retirees, respectively.

For the Self-Insured Workers’ Compensation Plan, the amount recorded in these consolidated financial statements represents the actual amount of benefits paid during the year plus the actuarial estimate of future payments based on claims ongoing at year- end.

The 2025 liabilities for these post-employment benefit plans were based on the most recent actuarial valuations performed between June 30, 2023 and December 31, 2024 and extrapolated to March 31, 2025.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2025

5.	Pension, Retirement and Other Obligations (continued)

The Province also participates in the Nova Scotia Public Service Long Term Disability Plan (LTD Plan). The Province does not sponsor the LTD Plan, as a result, the Province does not account for any net position of the LTD Plan in these consolidated financial statements. The LTD Plan is managed and administered, under joint trusteeship, by a Board of Trustees appointed by the two plan sponsors: five nominated by the Province, five nominated by the Nova Scotia Government and General Employees Union (NSGEU), and one Chair agreed to by both sponsors. The LTD Plan is funded equally by employer and employee contributions. The most recent actuarial valuation was performed at December 31, 2024, and indicated a funded ratio of 115.4 per cent. The Province’s contributions to this plan in 2025 were $9.7 million (2024 – $8.6 million).

Accumulated Sick Leave Benefits

The Province’s RCEs and CSAP, health authorities, and Nova Scotia Community College (NSCC) collective agreements contain sick leave provisions that accumulate but do not vest. The Province measures and records a liability associated with the accumulated sick leave benefits (ASLBs) anticipated to be used in future years. The Province’s ASLBs are unfunded, meaning there are no assets set aside to cover the related costs of these benefits in the future.

Due to the nature of these benefits, a liability and expense are measured using actuarial valuations to estimate their financial value. An actuarial assumption is developed to reflect the probability of employees using ASLB “banked days”. This involves a detailed analysis of several years of data to determine historical usage. A historical usage pattern is not based on the data group as a whole but takes into account a number of specific factors such as, but not limited to, gender, age, and type of contract or job functions, each of which may impact the anticipated amount of accumulated sick leave time to be taken in the future. As a result, the anticipated usage assumption may involve a number of criteria and circumstances that then must be applied to the data in coordination with other actuarial assumptions such as the discount rate, retirement age assumptions, future salary increases, mortality rates, etc.

The liabilities for ASLBs recorded in 2025 were based on the most recent actuarial valuations performed between June 30, 2023 and March 31, 2024 and extrapolated to March 31, 2025.

Retirement Allowances

The Province sponsors retirement allowance plans for which benefits are paid upon retirement based on an employee’s length of service and rate of pay. These retirement allowance plans were discontinued for unionized staff and non-union civil servant/ management employees on April 1, 2015 and August 11, 2015 (discontinuation dates), respectively, and no new members will be admitted into the plans. Effective April 1, 2020, service accumulation ceased for public service awards for those entitled to receive a service award under the Public Service Award Regulations made under the Provincial Court Act. Any remaining retirement allowances will be paid upon retirement based on accumulated service as of the discontinuation dates and salary upon retirement.

The liabilities for these retirement allowance plans recorded in 2025 were based on the most recent actuarial valuations performed between March 31, 2022 and July 31, 2024 and extrapolated to March 31, 2025.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2025

5.	Pension, Retirement and Other Obligations (continued)

b)	Summary of Balances

							2025	2024
($ thousands)	Teachers’ Pension Plan	Other Pension Plans	Total Pension Benefits	Retirement Health Benefits	Other Benefits	Total Other Benefits	Total	Total
Projected Benefit Obligation, Beginning of Year	3,418,244	693,886	4,112,130	1,551,304	356,541	1,907,845	6,019,975	5,862,834
Current Benefit Cost	77,275	23,867	101,142	51,284	43,188	94,472	195,614	189,946
Interest Cost	218,605	30,566	249,171	51,944	11,774	63,718	312,889	297,285
Actuarial Losses (Gains)	51,743	(11,626)	40,117	(252,217)	(14,312)	(266,529)	(226,412)	681
Benefit/Premium Payments	(228,230)	(43,117)	(271,347)	(32,625)	(39,587)	(72,212)	(343,559)	(332,331)
Other	1,527	2,052	3,579	(149)	(121)	(270)	3,309	1,560
Plan Amendments	—	3,676	3,676	—	—	—	3,676	—

Projected Benefit Obligation, End of Year	3,539,164	699,304	4,238,468	1,369,541	357,483	1,727,024	5,965,492	6,019,975

Market Related Value of Plan Assets, Beginning of Year	2,967,260	330,287	3,297,547	—	—	—	3,297,547	3,153,662
Expected Return on Plan Assets	190,775	19,711	210,486	—	—	—	210,486	202,239
Actuarial Gains (Losses)	32,184	14,661	46,845	—	—	—	46,845	(9,766)
Benefit Payments	(228,230)	(43,154)	(271,384)	—	—	—	(271,384)	(265,203)
Other	1,527	(810)	717	—	—	—	717	888
Employer Contributions	92,655	40,966	133,621	—	—	—	133,621	145,404
Employee Contributions	70,652	10,180	80,832	—	—	—	80,832	70,323

Market Related Value of Plan Assets, End of Year	3,126,823	371,841	3,498,664	—	—	—	3,498,664	3,297,547

Net Benefit Plans Deficiency, End of Year	412,341	327,463	739,804	1,369,541	357,483	1,727,024	2,466,828	2,722,427
Unamortized Net Actuarial Gains (Losses)	(38,361)	38,598	237	466,399	50,406	516,805	517,042	265,239
Valuation Allowance	—	24,076	24,076	—	—	—	24,076	14,358

Accrued Benefit Liability, End of Year	373,980	390,137	764,117	1,835,940	407,889	2,243,829	3,007,946	3,002,024

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2025

5.	Pension, Retirement and Other Obligations (continued)

c)	Net Benefit Plans Expense

							2025	2024
($ thousands)	Teachers’ Pension Plan	Other Pension Plans	Total Pension Benefits	Retirement Health Benefits	Other Benefits	Total Other Benefits	Total	Total
Current Benefit Cost	77,275	23,867	101,142	51,284	43,188	94,472	195,614	189,946
Employee Contributions	(70,652)	(10,180)	(80,832)	—	—	—	(80,832)	(70,323)
Employer Contributions *	92,655	—	92,655	—	—	—	92,655	104,707
(Gain) Loss on Curtailment	—	—	—	—	—	—	—	—
Plan Amendments	—	3,676	3,676	—	—	—	3,676
Amortization of Net Actuarial Losses (Gains)	23,422	(4,016)	19,406	(20,483)	(20,418)	(40,901)	(21,495)	11,213
Other	—	2,357	2,357	(234)	(121)	(355)	2,002	80
Increase in Valuation Allowance	—	6,080	6,080	—	—	—	6,080	6,080
Interest Cost	218,605	30,566	249,171	51,944	11,774	63,718	312,889	297,285
Expected Return on Plan Assets	(190,775)	(19,711)	(210,486)	—	—	—	(210,486)	(202,239)
Employer Contributions to Multi-Employer Plans	—	278,213	278,213	—	9,675	9,675	287,888	266,264

Net Benefit Plans Expense	150,530	310,852	461,382	82,511	44,098	126,609	587,991	603,013

Recorded as:
Fringe Benefits Expense	140,828	289,199	430,027	24,854	46,858	71,712	501,739	456,500
Pension Valuation Adjustment	(18,128)	10,798	(7,330)	5,713	(14,534)	(8,821)	(16,151)	51,467
Net Pension Interest Cost	27,830	10,855	38,685	51,944	11,774	63,718	102,403	95,046

Net Benefit Plans Expense	150,530	310,852	461,382	82,511	44,098	126,609	587,991	603,013

*

This represents one-half of the employer contributions made by the Province to the TPP. Included in the figures above are one-half of all transactions associated with the TPP to reflect the Province’s share of this plan under joint trusteeship.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2025

5.	Pension, Retirement and Other Obligations (continued)

d)	Plan Composition

The table below shows the composition of the plan balances and net benefit plans expense.

($ thousands)	2025	2024	2025	2024
	Accrued Benefit (Asset) Liability	Accrued Benefit (Asset) Liability	Net Benefit Plans Expense	Net Benefit Plans Expense
Pension Benefits
Public Service Superannuation Plan *	—	—	111,612	105,472
Teachers’ Pension Plan	373,983	408,761	150,529	154,928
Health Employees Pension Plan *	—	—	166,601	152,172
Educational Non-Teaching Plans	(6,494)	(6,206)	6,998	9,581
Members of the Legislative Assembly Pension Plan	126,608	119,399	13,140	8,538
Sysco Pension Plan	88,151	97,372	(70)	(3,318)
Supplementary Pensions	181,869	183,667	12,572	10,083

Total Pension Benefits	764,117	802,993	461,382	437,456

Other Benefits
Public Service Superannuation Plan Health Benefits	325,877	325,232	6,106	5,056
Teachers’ Pension Plan Health Benefits	1,094,864	1,054,295	59,399	68,072
Health Sector Retirement Health Benefits	280,335	273,649	12,814	20,051
Other Retirement Health Benefits	134,864	132,794	4,190	4,389
Self-Insured Workers’ Compensation Plan	160,979	163,587	14,125	47,735
Public Service Long Term Disability Plan *	—	—	9,675	8,620
Accumulated Sick Leave Benefits	217,904	217,561	20,836	12,398
Retirement Allowances	29,006	31,913	(536)	(764)

Total Other Benefits	2,243,829	2,199,031	126,609	165,557

Pension, Retirement and Other Obligations	3,007,946	3,002,024	587,991	603,013

*	Province does not sponsor these plans; the annual net benefit plan expense is limited to the employer contributions paid by the Province.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2025

5.	Pension, Retirement and Other Obligations (continued)

e)	Actuarial Assumptions

The significant assumptions used to measure the Province’s benefit plan obligations are:

	2025		2024
	Pension Benefits	Other Benefits	Pension Benefits	Other Benefits
Long-term inflation rate	2.00%	2.00%	2.00%	2.00%
Expected real rate of return on plan assets
TPP	4.41%		4.46%
NSECSB	4.07%		3.73%
Rate of compensation increase	0.0% - 3.5%	1.5% - 3.0%	0.0% - 3.5%	1.5% - 3.0%
Discount rates:	+ merit	+ merit	+ merit	+ merit
TPP	6.50%		6.55%
NSECSB	6.15%		5.80%
Other Plans		3.67%		3.18%

Other Assumptions

•	7.0 per cent annual rate increase in the cost per person of covered health care benefits for 2024-25, decreasing to an ultimate rate of 4.0 per cent per annum over 20 years

•	7.0 per cent annual rate increase in the cost per person of covered prescription drugs for 2024-25, decreasing to an ultimate rate of 4.0 per cent per annum over 20 years

Actuarial assumptions are reviewed and assessed on an annual basis, taking into account various changing conditions and reflecting the Province’s best estimate of performance over the long term.

The net unamortized actuarial gains (losses) are amortized on a straight-line basis over the expected average remaining service life (EARSL) of the related employee groups ranging from 6.0 to 16.0 years. The Province’s weighted-average EARSL is 14.7 years.

f)	Sensitivity Analysis

Changes in actuarial assumptions can result in significantly different estimates of the projected benefit obligations. The table below indicates the possible changes to these obligations for the more significant benefit plans as a result of slightly different key actuarial assumptions.

	2025
($ thousands)	Pension Benefits		Other Benefits		Total
Possible change in obligations due to:
a) Discount Rate – 0.5% Decrease	216,979	5.9%	196,840	10.5%	413,819	7.4%
b) Salary Growth Rate – 1.0% Increase	129,918	3.5%	13,635	0.7%	143,553	2.6%
c) Health Care Cost Trend Rate – 1.0% Increase	n/a	n/a	382,269	20.4%	382,269	6.9%

The sensitivity analyses are based on a change in one assumption while holding all other assumptions constant. In practice, this is unlikely to occur, and changes in some of the assumptions may be correlated.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2025

6.	Prior Years’ Adjustments (PYAs)

PYAs resulting from measurement uncertainty, see Note 1 e), reflect updates to the Province’s forecasts and revisions to information obtained from the federal government relating to prior years. The current year revenues and corresponding PYAs are reported in Schedule 1 as follows:

($ thousands)	2025			2024
	Current	PYA	Total	Current	PYA	Total
Provincial Sources
Personal Income Tax	4,471,232	272,059	4,743,291	3,951,415	175,981	4,127,396
Corporate Income Tax	942,496	163,933	1,106,429	673,756	71,108	744,864
Harmonized Sales Tax	2,667,054	70,145	2,737,199	2,615,601	266,835	2,882,436
Petroleum Royalties	—	55,324	55,324	—	50	50
Financial Institutions Capital Tax [1]	75,056	14,692	89,748	70,505	18,556	89,061
Large Corporations Tax [1]	—	(94)	(94)	—	(3,084)	(3,084)

		576,059			529,446

Federal Sources
Canada Health Transfer	1,357,718	1,173	1,358,891	1,357,400	4,980	1,362,380
Canada Social Transfer	440,804	(631)	440,173	433,520	2,389	435,909

		542			7,369

[1]	Included in Other Tax Revenue in Schedule 1

7.	Debt Servicing Costs

($ thousands)	2025	2024
CDN$ Denominated Debt	681,891	591,413
Pension, Retirement and Other Obligations	102,403	95,046
Capital Leases	7,392	7,797
Public Private Partnerships (P3s)	9,950	6,132
Other Debt	56,572	65,673
Amortization of Premiums and Discounts on Unmatured Debt	16,322	15,245
Amortization of Foreign Exchange Gains	(17)	(619)

Total Debt Servicing Costs	874,513	780,687

Debt servicing costs have been offset with associated interest revenue of $0.2 million (2024 – $0.3 million) on repurchased debt instruments.

For the year ended March 31, 2025, total debt servicing costs for the Province’s government business enterprises were $9.5 million (2024 – $8.0 million).

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2025

8.	Expenses by Object

($ thousands)	2025	2024
		(as restated)
Grants and Subsidies	6,452,072	5,981,871
Salaries and Employee Benefits	6,439,690	5,785,127
Operating Goods and Services	2,984,448	2,713,478
Professional Services	589,458	553,326
Amortization	611,531	541,196
Debt Servicing Costs	874,513	780,687
Other	4,179	6,944

Total Expenses by Object	17,955,891	16,362,629

9.	Cash Flow — Net Change in Other Items

($ thousands)	2025	2024
Decrease (Increase) in Accounts Receivable	201,591	(221,307)
Decrease in Inventories for Resale	389	203
Decrease in Bank Advances and Short-Term Borrowings	(52,743)	(69,539)
Increase (Decrease) in Accounts Payable and Accrued Liabilities	143,018	(9,916)
Increase (Decrease) in Deferred Revenue	19,322	(838)
Increase in Accrued Interest	36,107	25,324
Increase in Pension, Retirement and Other Obligations	5,922	20,101
Increase (Decrease) in Asset Retirement Obligations	8,506	(16,196)
Increase in Liabilities for Contaminated Sites	13,702	60,880
(Increase) Decrease in Inventories of Supplies	(16,148)	33,686
Decrease (Increase) in Prepaid Expenses	8,139	(16,599)

Total Net Change in Other Items	367,805	(194,201)

10.	Asset Retirement Obligations

The Province owns and operates various assets that are subject to asset retirement obligations. As at March 31, 2025, a total liability for asset retirement obligations of $600.5 million (2024 – $592.0 million) has been recorded in these consolidated financial statements. The Province has not set aside assets designated for settling asset retirement obligations.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2025

10.	Asset Retirement Obligations (continued)

The Province’s estimates for the decommissioning of assets at retirement are based on engineering reports developed using available data such as environmental reports, building management reports, and internal data and records, which were supplemented as required by the past experience of internal experts in relation to these types of regulated materials. Given the nature of these obligations, significant measurement uncertainty exists in both the amount and timing of the estimates (Note 1e).

These estimates have been measured on an undiscounted basis and consist of several types of asset retirement obligations as follows:

Asbestos Abatement

Many provincially owned buildings are known or expected to contain asbestos, which represents a health hazard upon demolition of the building. The Province is legally required to perform abatement activities upon renovation or demolition of these buildings. Abatement activities include handling and disposing of the asbestos in a prescribed manner when it is disturbed. The estimated total liability for asbestos abatement is $473.5 million (2024 – $465.6 million).

Lead

The provincially owned buildings are also known or expected to contain lead-based materials such as drywall, plaster, painted wood, pipe insulation, and flooring materials, which represent health hazards upon handling of those materials. The Province is legally required to dispose of these materials in a regulated manner. The estimated total liability related to the proper disposal of lead-containing materials is $119.4 million (2024 – $118.7 million).

Underground Fuel Storage Tanks

According to legislation, the Province is required to decommission provincially owned underground fuel storage tanks in a prescribed manner at the time of their replacement or at the end of their useful life. The estimated total liability related to the decommissioning of underground fuel storage tanks is $1.3 million (2024 – $1.4 million).

Other

The Province has a number of other regulated building materials, such as mercury, polychlorinated biphenyls (PCBs), and refrigerants, as well as gravel pits that arise due to contractual obligations. The estimated total liability related to these other materials is $6.3 million (2024 – $6.3 million).

Amortization is calculated on a declining balance basis for most assets with asset retirement obligations of the General Revenue Fund. Amortization is generally calculated on a straight-line basis for most assets with asset retirement obligations of the governmental units. Amortization rates are identified in Schedule 7.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2025

10.	Asset Retirement Obligations (continued)

The tables below show the continuity of Asset Retirement Obligations:

($ thousands)	2025
			Fuel	Medical
	Asbestos	Lead	Tanks	Equipment	Other	Total
Balance, Beginning of Year	465,618	118,731	1,395	—	6,238	591,982
Liabilities Incurred During Year	—	—	—	—	—	—
Liabilities Settled During Year	(2,213)	(442)	(120)	—	—	(2,775)
Changes in Estimated Costs	10,083	1,112	—	—	—	11,195
Accretion Expense	—	—	—	—	86	86

Balance, End of Year	473,488	119,401	1,275	—	6,324	600,488

	2024
			Fuel	Medical
	Asbestos	Lead	Tanks	Equipment	Other	Total
Balance, Beginning of Year	466,069	123,028	6,440	5,490	7,151	608,178
Liabilities Incurred During Year	640	160	—	—	75	875
Liabilities Settled During Year	(1,160)	(374)	(318)	(590)	—	(2,442)
Changes in Estimated Costs	42	(4,089)	(4,728)	(4,900)	(1,036)	(14,711)
Accretion Expense	27	6	1	—	48	82

Balance, End of Year	465,618	118,731	1,395	—	6,238	591,982

Asset Retirement Obligations and the associated Tangible Capital Asset Class:

($ thousands) Asset Type and Class	Asset Net Book Value	ARO Liability
Buildings and Land Improvements	163,028	554,094
Other	—	2,342
Unrecorded Assets	—	44,052

Total	163,028	600,488

11.	Liabilities for Contaminated Sites

Various provincially owned sites throughout the province are known to be or are at risk of being contaminated. Studies are ongoing to assess the nature and extent of damage to develop remediation plans. Provisions for these costs are recorded when it is determined a liability exists and a reasonable estimate of the remediation costs can be made. As at March 31, 2025, a total liability for contaminated sites of $614.0 million (2024 – $600.3 million) has been recorded in these consolidated financial statements.

The Province’s estimates for remediation are based on environmental studies, engineering reports, and if appropriate, extrapolation techniques similar to those used for other contaminated sites with which the Province was involved. These estimates have been

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2025

11.	Liabilities for Contaminated Sites (continued)

measured on an undiscounted basis. The Province has identified and continues to track approximately 203 sites in total. Of these, 103 were identified as sites where action is likely and for which a liability was recorded, including the following:

Boat Harbour in Pictou County

A liability of $405.7 million (2024 – $384.4 million) has been recognized for the remediation of effluent on site. At this stage in the process, the Province continues to test and refine its current remediation strategy, and as a result, there remains significant measurement uncertainty related to this estimate.

The federal government has committed to reimbursing the Province for up to $100.0 million in eligible remediation costs incurred on this project. This federal commitment has not been reflected as part of the Boat Harbour remediation liability but has been disclosed as a contractual right in Note 12 e) and is expected to result in revenue in future periods as the remediation is completed.

Sydney Steel Corporation (SYSCO) including Sydney Tar Ponds/Coke Ovens Site

A liability of $49.8 million (2024 – $55.7 million) has been recognized for future decommissioning, demolition, and remediation of SYSCO’s and adjacent sites, including the long-term maintenance and monitoring of the Sydney Tar Ponds/Coke Ovens site expected until 2039.

Abandoned Mine Sites

The Province is responsible for the risk management and potential remediation of certain historic abandoned mines that exist on Crown land. For most of these mine sites, the companies that caused the contamination no longer exist. The mining operations were primarily comprised of gold and other metals, coal, gypsum, and limestone. The risk of contamination at these sites primarily comes from mine tailings and other possible contaminants that were left on site.

A liability of $144.0 million (2024 – $145.8 million) has been recognized for the remediation of abandoned mine sites. The Province has identified seven former mine sites (five gold, one coal, one celestite) where contamination is known to exceed an environmental standard. A liability of $90.3 million (2024 – $89.2 million) has been recognized for these seven sites. A liability of $53.5 million (2024 – $56.6 million) has also been recognized for the remaining 53 former mine sites based on the Province’s assessment of risk using past experience and assessments performed on other similar sites. While remediation is expected in the future, further testing and evaluation is required to determine the extent of contamination and possible site management options. These liabilities will be revised when the extent of future remediation is known, and the future costs can be more precisely measured.

At year-end, detailed site assessments were underway for five additional former gold mine sites located on Crown lands where contamination is expected to exceed an environmental standard. The Province will continue to provide notification in accordance with the Contaminated Sites Regulations as required.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2025

11.	Liabilities for Contaminated Sites (continued)

Other Contaminated Sites

A liability of $14.5 million (2024 —  $14.4 million) has been recognized for various other contaminated sites associated with highway maintenance, commercial, and industrial operations.

For the remaining 100 identified sites, no liability for remediation has been recorded either because they have a minimal risk of requiring future remediation or the extent of contamination and possible remediation activities are unknown. They are at various stages of contamination evaluation, and studies will continue to assess the nature and extent of contamination to develop remediation plans and record a liability, if necessary. For the sites with minimal contamination, the Province does not expect to give up any future economic benefits as there is likely no significant environmental impact or risks to human health.

12.	Contingencies and Contractual Obligations/Rights

a)	Contingent Liabilities

Lawsuits

The Province is involved in various legal proceedings arising from government activities. These disputes have resulted from breaches of contract, damages suffered by individuals or property, and related elements. These claims include items with pleading amounts and items where an amount is not specified. While the total amount claimed in these actions may be significant, their outcomes are not certain.

When a loss due to a lawsuit is likely to occur and the amount can be reasonably estimated, the amount is recorded as an accrued liability and an expense. The accrued liability for pending litigation in process as at March 31, 2025 was $222.7 million (2024 – $130.9 million).

Guarantees

Guarantees by the Province are authorized by various acts of legislature and provided through specific agreements and programs to repay promissory notes, bank loans, lines of credit, mortgages, and other securities. Provisions for losses on guarantees are recorded when it is likely that a loss will occur. The amount of the loss provisions represents the Province’s best estimate of future payments. Estimates take into consideration the nature of the loan guarantees, loss experience, and current conditions. The provisions are reviewed on an ongoing basis and changes in the provisions are recorded as expenses in the year they become known. Details on guarantees authorized, utilized, and accrued are presented in Schedule 8.

Other Contingent Liabilities

The Province also has contingent liabilities in the form of indemnities. The Province’s potential liability, if any, cannot be determined at this time.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2025

12.	Contingencies and Contractual Obligations/Rights (continued)

b)	Contingent Gains

The Province may receive funds in the future from recoveries of various types of claims paid out and other agreements pending the occurrence of certain events. Recoveries are recorded once the contingent events occur, are measurable, and collectability is reasonably assured.

On April 6, 2023, the Province issued an order for Nova Scotia Power Incorporated (NSPI) to pay a $10.0 million penalty for not meeting its renewable electricity targets under the Renewable Electricity Regulations. NSPI has requested the Nova Scotia Utility and Review Board to overturn the imposed penalty. The Court decision is expected by November 2025. Pending the decision of the appeal, this $10.0 million penalty has not been recognized in these consolidated financial statements.

c)	Contractual Obligations

As at March 31, 2025, the Province had contractual obligations as follows:

($ thousands) Fiscal Year	General Revenue Fund	Governmental Units	Government Business Enterprises	Total Contractual Obligations
2026	3,272,210	457,875	1,569	3,731,654
2027	3,126,768	281,449	—	3,408,217
2028	2,775,660	176,928	—	2,952,588
2029	1,789,883	135,468	—	1,925,351
2030	1,289,350	97,955	—	1,387,305
2031 to 2035	5,430,064	175,129	—	5,605,193
2036 to 2040	3,038,321	—	—	3,038,321
2041 to 2045	2,858,782	—	—	2,858,782
2046 and thereafter	4,789,096	—	—	4,789,096

	28,370,134	1,324,804	1,569	29,696,507

These contractual obligations are comprised of $28,370.1 million from the General Revenue Fund, $1,324.8 million from governmental units, and $1.6 million from government business enterprises. Included are contractual obligations for the Department of Seniors and Long-Term Care of $15,663.4 million for service agreements with long-term care facilities, $7,070.8 million for the Department of Health and Wellness (DHW) for future commitments related to P3 arrangements (of which $3,384.7 million is for the capital portion and $3,686.1 million for the operating and maintenance portion), $1,437.4 million for the Department of Justice for the Royal Canadian Mounted Police (RCMP) policing services, $607.9 million for the Department of Public Works for various school, health, and other construction projects, $543.3 million for DHW relating to medical transportation services, and $507.1 million for the Department of Municipal Affairs for various funding commitments under the Investing in Canada Infrastructure Program.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2025

12.	Contingencies and Contractual Obligations/Rights (continued)

d)	Operating Leases

As at March 31, 2025, the Province was contractually obligated under various operating leases. Future minimum annual lease payments were as follows:

($ thousands) Fiscal Year	General Revenue Fund	Governmental Units	Government Business Enterprises	Total Lease Payments
2026	78,284	41,959	75	120,318
2027	64,131	37,623	79	101,833
2028	48,271	30,876	81	79,228
2029	43,435	26,215	—	69,650
2030	36,377	23,685	—	60,062
2031 to 2035	41,900	70,137	—	112,037
2036 to 2040	4,000	11,429	—	15,429
2041 to 2045	2,333	7,006	—	9,339

	318,731	248,930	235	567,896

e)	Contractual Rights

As at March 31, 2025, the Province had contractual rights as follows:

($ thousands) Fiscal Year	General Revenue Fund	Governmental Units	Government Business Enterprises	Total Contractual Rights
2026	788,308	—	—	788,308
2027	620,365	—	—	620,365
2028	441,148	—	—	441,148
2029	254,965	—	—	254,965
2030	221,286	—	—	221,286
2031 to 2035	233,250	—	—	233,250
2036 to 2040	2,381	—	—	2,381
2041 to 2045	1,389	—	—	1,389

	2,563,092	—	—	2,563,092

These contractual rights are comprised of $1,299.9 million for the Department of Education and Early Childhood Development for Early Learning and Child Care programs and other federal funding programs, $323.5 million for the Department of Municipal Affairs for various funding commitments under the Investing in Canada Infrastructure Program, $150.2 million for the Department of Public Works for various federal funding programs, including $100.0 million for the reimbursement of remediation costs associated with the Boat Harbour site in Pictou County as described in Note 11, $134.1 million for the Department of Growth and Development for federal funding initiatives under the National Housing Strategy, and $83.5 million for the Department of Health and Wellness for federal funding under the Working to Improve Health Care for Canadians program.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2025

13.	Risk Management and Financial Instruments

As a result of borrowing in both Canadian and foreign financial markets and being a party to financial instruments, the Province is exposed to credit risk, liquidity risk, and market risks (including interest rate risk and foreign exchange risk). The Province employs various risk management strategies and operates within fixed risk exposure limits to ensure exposure to risk is managed in a prudent and cost effective manner. A variety of strategies are used, including the use of derivative financial instruments (derivatives). Derivatives are financial contracts, the value of which is derived from underlying instruments. The Province uses derivatives to hedge and to mitigate foreign exchange risk and interest rate risk. The Province does not use derivatives for speculative purposes.

Credit Risk

Credit risk exposure is attributed to the risk that a counterparty to a financial instrument will cause a financial loss to the Province. The Province’s exposure is held in its cash, receivables, investments, and derivative financial instruments.

For certain loans, credit risk is managed through collateral security pledged by the borrowers and the appropriate provision for loan losses. Additionally, the risk of counterparty default is managed through evaluation of accounts receivable, loans receivable, and investment balances. When evaluation of these balances indicates a counterparty may be unable to fulfill their commitment, the Province recognizes an allowance for doubtful accounts or valuation allowance as required.

The use of derivatives introduces credit risk, which is the risk of a counterparty defaulting on contractual derivative obligations in which the Province has an unrealized gain. The Province manages its credit risk exposure from derivatives by, among other activities, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. The Province’s policy requires that a minimum credit rating for counterparties to derivative transactions be “A-” with a stable outlook as determined by the major credit rating agencies. The Province uses derivatives to manage the fixed and floating interest rate mix of its debt portfolio. Interest rate contracts include swap agreements and options on swaps. These contracts are used to vary the amounts and periods for which interest rates on borrowings are fixed or floating.

As at March 31, 2025, the Province has 30 interest rate swap contracts to convert certain interest payments from fixed to floating and from floating to fixed. These swaps have terms remaining of 0.25 years to 19.15 years, a notional principal value of $953.3 million and a mark to market value of ($5.9) million. Notional amounts represent the volume of outstanding derivative contracts and are not indicative of credit risk.

The table below presents the credit risk and maturity profile associated with the derivative financial instrument portfolio measured using observable market data at year-end.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2025

13.	Risk Management and Financial Instruments (continued)

($ thousands)

Maturity Date	Current Currency	Current Notional	Fair Value[1]

Derivative Financial Assets
2026	CDN$	—	—
2027	CDN$	—	—
2028	CDN$	108	—
2029	CDN$	203,309	5,920
2030	CDN$	—	—
2031 and thereafter	CDN$	307,839	9,598

Total		511,256	15,518

Derivative Financial Obligations
2026	CDN$	8,393	(40)
2027	CDN$	3,890	(41)
2028	CDN$	1,828	(7)
2029	CDN$	3,887	(85)
2030	CDN$	8,353	(67)
2031 and thereafter	CDN$	415,676	(21,161)

Total		442,027	(21,401)

[1]

Fair value is based on the Mark to Market, an indication of the swap’s market value as at March 31, 2025. It is also the equivalent of the present value of future cash flows based on market conditions at March 31, 2025.

The Province’s carrying amounts for financial assets best represent its maximum exposure to credit risk.

Liquidity Risk

Liquidity risk is the risk that the Province will not be able to meet its financial commitments over the short term. To reduce liquidity risk, the Province maintains liquid reserves (cash and cash equivalents) at levels that will meet cash requirements in the near future and will give the Province flexibility in the timing of issuing debt. In addition, the Province has a short-term note program, uncommitted bank lines, and discretionary sinking funds as alternative sources of liquidity. This risk is also managed by distributing debt maturities over many years and having up to 50.0 per cent of long-term debt with a maturity of over 15.0 years.

Market Risk

Interest rate risk is the risk that debt servicing costs will vary unfavourably due to fluctuations in interest rates. As at March 31, 2025, a one per cent increase or decrease in interest rates would result in a $6.5 million increase or decrease in operating results on floating financial instruments outstanding at the end of the fiscal year and fixed income securities maturing within 12 months. As discussed under Credit Risk, the Province uses derivatives to manage the fixed and floating interest rate mix of its debt portfolio.

Foreign exchange risk is the risk that the cash flows needed to repay the interest and principal on loans in foreign currencies will vary due to fluctuations in foreign exchange rates. As at March 31, 2025, the Province has no material foreign exchange exposure.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2025

13.	Risk Management and Financial Instruments (continued)

Fair Value

Financial instruments recorded at fair value are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. Financial instruments were measured using a commonly used valuation model that includes all factors market participants would consider in pricing a transaction and is consistent with economic methodologies for financial instruments. The following table presents the financial instruments recorded at fair value in the Consolidated Statement of Financial Position, classified using the fair value hierarchy described in Note 1 d).

($ thousands) Fair Value Hierarchy	Fair Value	Cost / Amortized Cost	Total
Cost/Amortized Cost
Investments	—	1,145,918	1,145,918
Level 1
Investments	365,884	—	365,884
Level 2
Investments	33,788	—	33,788

	399,672	1,145,918	1,545,590

Derivative Financial Assets	15,518	—	15,518
Derivative Financial Obligations	(21,401)	—	(21,401)

Total	393,789	1,145,918	1,539,707

There have been no significant transfers between Level 1 and Level 2 of the fair value hierarchy. There were no fair value measurements classified as Level 3.

14.	Public Private Partnerships (P3)

The Province is party to three public private partnership (P3s) arrangements for the procurement of tangible capital assets:

Highway 104 Sutherland’s River Twinning Project

The Highway 104 Sutherland’s River Twinning (H104 P3) Project is for the design, construction, financing, operation, and maintenance of a highway, including construction of new interchanges and bridges, between Sutherland’s River, Pictou County and Antigonish. The private sector partner will operate and maintain the highway for 20 years post substantial completion. The project began construction in May 2020 and substantial completion was reached on August 31, 2023.

The H104 P3 monthly service payments are subject to deductions for availability and quality failures. The agreement allows for termination under limited circumstances including in the event of private sector partner default, relief event that causes any failure by a Party to perform any of its obligations as defined in the project agreement, force majeure, or at the Province’s convenience. Both parties are to use commercially reasonable efforts to remedy any failures to perform.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2025

14.	Public Private Partnerships (P3) (continued)

Bayers Lake Community Outpatient Centre Project

The Bayers Lake Community Outpatient Centre (BLCOC) Project is for the design, construction, financing, operation, and maintenance of a healthcare facility. The private sector partner will maintain the facility for 30 years post substantial completion. The project began construction in November 2020 and substantial completion was reached on August 15, 2023. The facility opened for operation on November 20, 2023.

The BLCOC monthly service payments are subject to deductions for availability, service, quality, and system failures. The agreement allows for termination similar to the above noted for the H104 P3 arrangement.

Halifax Infirmary Expansion Project Acute Care Tower

The Halifax Infirmary Expansion Project Acute Care Tower (HIEP ACT) Project is for the design, construction, financing, and maintenance of a healthcare facility. The private sector partner will maintain the facility for 30 years post substantial completion. The project closed in February 2025 and substantial completion is anticipated to occur in November 2030.

The HIEP ACT monthly service payments are subject to deductions for availability, service, quality, and system failures. The agreement allows for termination similar to the above noted for the H104 P3 arrangement.

The Province retains ownership of the tangible capital assets acquired under these P3 arrangements. Assets acquired are recognized at cost and amortized over their estimated useful lives using the declining balance method, as reported in Schedule 7. P3 liabilities are recognized at the same amount as the related asset and subsequently measured at amortized cost using the effective interest method. The liabilities are settled through future cash payments and are reported in Schedules 4 and 5. Operating and/or maintenance costs within the P3 arrangements have been recognized as expenses in the period to which they relate. Future commitments related to these P3 arrangements are disclosed in Note 12 (c).

15.	Trust Funds Under Administration

Trust fund assets solely administered by the Province are as follows:

($ thousands)	2025	2024
Nova Scotia Credit Union Deposit Insurance Corporation [1]	55,211	48,126
Public Trustee [2]	80,840	81,242
Miscellaneous Trusts [3]	70,507	67,286	*

Total Trust Funds Under Administration	206,558	196,654

[1]	Represents trust with December 31 year-end.
[2]	Financial statements of these funds are available in Public Accounts – Volume 2.
[3]	Miscellaneous trusts include a large number of relatively small funds.
*	Amount was updated from the prior year based on the most current information.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2025

15.	Trust Funds Under Administration (continued)

Other Trusts

The Nova Scotia Teachers’ Union and the Province agreed to joint trusteeship of the Teachers’ Pension Plan (TPP) effective April 1, 2006. Under joint trusteeship, the trustee of the Plan is the Teachers’ Pension Plan Trustee Inc. (TPPTI), of which the Province appoints four of nine members. TPPTI is responsible for the administration of the trust fund and investment management of fund assets. The total net assets available for benefits as at December 31, 2024 were $6.2 billion (2023 – $5.8 billion).

The Public Service Superannuation Plan operates under the responsibility of the Public Service Superannuation Plan Trustee Inc. (PSSPTI), of which the Province appoints six of the 13 members. Due to changes made to the Public Service Superannuation Act effective April 1, 2013, the Province no longer has any responsibility for this plan. As at March 31, 2025, the total net assets available for benefits were $8.3 billion (2024 – $7.9 billion).

The Nova Scotia Public Service Long Term Disability Plan (LTD Plan) operates as a joint trusteeship between the Province and the Nova Scotia Government and General Employees Union (NSGEU), of which the Province appoints five of 11 trustees. The Trustees are responsible for the administration of the trust fund and investment management of fund assets, and all liability for benefits resides exclusively with the LTD Plan’s trust fund. The total net assets available for benefits as of December 31, 2024 were $159.1 million (2023 – $154.6 million).

16.	Related Party Transactions

Included in these consolidated financial statements are insignificant transactions with various provincial Crown corporations, agencies, boards, and commissions. Significant related party transactions have been eliminated for purposes of consolidated reporting. Parties are deemed to be related to the General Revenue Fund due to common control or ownership by the Province.

Related parties also include key management personnel having the authority and responsibility for planning, directing, and controlling the activities of the Province, their close family members, and any entities closely affiliated with these individuals. Key management personnel for the Province have been identified as the Premier, Cabinet Ministers, other MLAs appointed to Treasury and Policy Board, Deputy Ministers, Associate Deputy Ministers, and the senior leaders and Board members of the Province’s controlled entities. The Province may enter into transactions with these individuals and entities in the normal course of business measured at the exchange amount.

For the year ended March 31, 2025, there were no transactions to report between the Province and key management personnel, their close family members, or any entities affiliated with them at a price different than fair market value or under terms different than what two unrelated parties would agree to.

The most significant unadjusted related party transactions are described in more detail in Schedule 6 – Government Business Enterprises.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2025

17.	Tobacco Settlement

On March 6, 2025, the Ontario Superior Court of Justice approved a $32.5 billion settlement agreement in Canada under the Companies’ Creditors Arrangement Act arising from litigation against three major tobacco companies for healthcare-related costs. The total settlement will be payable partly by an upfront lump-sum payment and the balance through annual payments. The annual payments will be a percentage of these tobacco companies’ after-tax income and depend on the profit they earn in each subsequent year. The percentage commences with 85 per cent of the net after-tax income for the first five years, reduced by 5 per cent for each increment of five years. The annual payments are reduced to 70 per cent of the net after tax income starting in year 16 until the total amount is paid. Under the terms of the settlement, $24.7 billion is payable to the Provinces and Territories with the upfront payment being $6.4 billion.

Nova Scotia’s share of the Provinces and Territories portion is approximately 3.17 per cent which represents $784.8 million of the total settlement with $203.1 million being the upfront payment and the balance to be paid over the settlement period. The Province recognized $203.1 million as accounts receivable and miscellaneous revenue (Schedule 1) in this fiscal year, which is gross of legal fees payable totalling $19.2 million. The remaining balance of the settlement has not been recognized given the significant uncertainty related to the amount of future annual payments from these tobacco companies based on their long-term financial performance and estimated future profits that may be affected by economic, regulatory and the changing market preferences for combustible tobacco products. Subsequently, revenue will be recognized annually when there is certainty of the amounts, determined by these tobacco companies’ annual after-tax profit.

18.	Contributed Services

Volunteers contribute a significant amount of their time each year to support the delivery of certain programs and services within the health and education sectors. The fair value of these contributed services is not readily determinable and, as such, they are not recognized in these consolidated financial statements.

19.	Subsequent Events

Northern Pulp Group of Companies Settlement Agreement

On July 14, 2025, the Northern Pulp Group of Companies (NP Group) announced that the establishment of a new mill operation in Nova Scotia was not economically feasible. Under the settlement agreement, if the NP Group did not proceed with a new mill, the proceeds of the sale of the timberlands owned by Northern Timber Nova Scotia Corporation (NT) would be used to pay, in full and final satisfaction, all provincial debts and obligations in the priority set out in the settlement agreement. As a result, the NP Group, under the supervision of the Companies’ Creditors Arrangement Act (CCAA) Monitor, commenced a process to sell the timberlands.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2025

19.	Subsequent Events (continued)

On August 21, 2025, the Supreme Court of British Columbia approved a $104.0 million stalking horse bid, which established a benchmark value for the sale. Between August 27, 2025 and November 20, 2025, other parties may submit competitive bids. The successful bid will be announced on November 28, 2025. Although it is still possible that sale proceeds may be available to the Province, uncertainty is high, and at the current stalking horse bid, the Province would not be able to recover on its NT loan. As a result, the Province has recognized a loan valuation reserve of $15.0 million as at March 31, 2025 to reduce the value of the associated loans receivable to nil.

Nova Scotia Independent Energy System Operator (IESO) Guarantee

On July 15, 2025, the Province approved entering into a guarantee agreement and postponement of claim in favour of the Royal Bank of Canada (RBC) that will guarantee amounts owing to RBC from IESO, up to a maximum aggregate principal amount of $170 million USD. IESO is a newly formed entity, independent from the Province, that was established following the proclamation of the More Access to Energy Act with the objective to manage multiple parts of the electricity system in Nova Scotia, including transferring some responsibilities from Nova Scotia Power Incorporated. In addition to its functions to undertake planning, system studies, and hourly management of the electric grid, the IESO is responsible for procuring new energy resources to meet the requirements of the system. The guarantee will be made to enable the IESO to secure access to 100 megawatts of new natural gas generating capacity located in New Brunswick for Nova Scotia electricity ratepayers. This will be the first procurement being led by the IESO.

20.	Comparative Figures

Certain of the prior year’s figures have been reclassified to conform to the presentation format adopted in the current year. The more significant reclassifications are attributed to the departmental restructurings and name changes that were announced and made effective in December 2024, under Order in Council 2024-425. For the purposes of these Public Accounts and comparability with Budget 2024-25, the name changes have been reflected, and the estimates and prior year actual figures of the affected departments have been reclassified.

Table of Contents

Schedule 1

Province of Nova Scotia

Revenue

For the fiscal year ended March 31, 2025

($ thousands)

	2025	2024
		(as restated)
Provincial Sources
Tax Revenue
Personal Income Tax *	4,743,291	4,127,396
Corporate Income Tax *	1,106,429	744,864
Harmonized Sales Tax *	2,737,199	2,882,436
Tobacco Tax	108,335	132,188
Motive Fuel Tax	272,370	285,789
Cannabis and Vaping Products Tax	22,122	20,441
Non-Resident Deed Transfer Tax	14,559	11,204
Other Tax Revenue *	298,496	280,749

	9,302,801	8,485,067

Other Provincial Revenue
Recoveries	642,301	608,073
Other Revenue of Governmental Units	526,972	538,841
Municipal Contributions to Regional Centres for Education	356,317	321,039
Petroleum Royalties *	55,324	50
Registry of Motor Vehicles	155,286	149,667
Other Government Charges	72,242	62,438
Miscellaneous (Note 17)	370,506	157,319
Net Gain on Disposal of Crown Assets	8,986	—

	2,187,934	1,837,427

Net Income from Government Business Enterprises (Schedule 6)	490,867	478,369

Investment Income
Interest Revenue	205,796	159,840
Sinking Fund and Public Debt Management Fund Earnings	25,856	24,369

	231,652	184,209

Total Provincial Sources	12,213,254	10,985,072

Federal Sources
Equalization Payments	3,284,338	2,802,849
Canada Health Transfer *	1,358,891	1,362,380
Canada Social Transfer *	440,173	435,909
Recoveries	653,384	612,707
TCA Cost Shared Revenue	28,889	75,800
Other Federal Transfers	241,750	229,653

Total Federal Sources	6,007,425	5,519,298

Total Revenue	18,220,679	16,504,370

*	See Note 6 for details of Prior Years’ Adjustments

Schedules to the Consolidated Financial Statements

Schedule 2

Province of Nova Scotia

Expenses

For the fiscal year ended March 31, 2025

($ thousands)

	2025	2024
Advanced Education
Department of Advanced Education	559,515	570,096
Nova Scotia Community College	300,126	279,473

	859,641	849,569

Agriculture
Department of Agriculture	39,644	49,156
Nova Scotia Crop and Livestock Insurance Commission	3,533	7,028
Nova Scotia Harness Racing Fund	1,552	1,091
Perennia Food and Agriculture Corporation	14,929	15,367

	59,658	72,642

Communities, Culture, Tourism and Heritage
Department of Communities, Culture, Tourism and Heritage	236,192	202,623
Art Gallery of Nova Scotia	4,910	5,028
Gaels Forward Fund	20	18
Public Archives of Nova Scotia	132	150
Schooner Bluenose Foundation	—	82
Sherbrooke Restoration Commission	2,733	2,689
Vive l’Acadie Community Fund	47	48

	244,034	210,638

Cyber Security and Digital Solutions
Department of Cyber Security and Digital Solutions	241,493	225,679

Education and Early Childhood Development
Department of Education and Early Childhood Development	249,115	362,583
Annapolis Valley Regional Centre for Education	218,824	195,669
Cape Breton-Victoria Regional Centre for Education	218,189	196,152
Chignecto Central Regional Centre for Education	327,796	287,364
Conseil scolaire acadien provincial	145,725	124,969
Halifax Regional Centre for Education	879,674	766,426
Nova Scotia Education Common Services Bureau	1,956	2,357
Nova Scotia School Insurance Program	16,019	14,643
South Shore Regional Centre for Education	127,587	109,334
Strait Regional Centre for Education	131,675	116,757
Tri-County Regional Centre for Education	123,449	106,236

	2,440,009	2,282,490

Emergency Management
Department of Emergency Management	41,887	111,275
Nova Scotia E911 Cost Recovery Fund	9,664	6,971

	51,551	118,246

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 2

Province of Nova Scotia

Expenses (continued)

For the fiscal year ended March 31, 2025

($ thousands)

	2025	2024
Energy
Department of Energy	43,738	30,367

Environment and Climate Change
Department of Environment and Climate Change	75,948	51,729
Green Fund	—	36,071
Nova Scotia Environmental Trust	—	37
Resource Recovery Fund Board Inc.	72,365	67,719

	148,313	155,556

Finance and Treasury Board
Department of Finance and Treasury Board	57,008	33,634
Nova Scotia Gaming Corporation	11,675	37,623

	68,683	71,257

Fisheries and Aquaculture
Department of Fisheries and Aquaculture	13,246	13,487
Nova Scotia Sportfish Habitat Fund	—	288

	13,246	13,775

Growth and Development
Department of Growth and Development	261,107	262,081
Nova Scotia Provincial Housing Agency	186,639	161,642
Invest Nova Scotia	55,386	57,748

	503,132	481,471

Health and Wellness
Department of Health and Wellness	1,890,249	1,781,895
Izaak Walton Killam Health Centre	422,192	389,988
Nova Scotia Health Authority	4,046,780	3,617,307

	6,359,221	5,789,190

Justice
Department of Justice	442,546	417,840
CorFor Capital Repairs and Replacement Fund	291	703
Nova Scotia Legal Aid Commission	41,757	32,448
Workers Compensation Appeals Tribunal	1,891	1,984

	486,485	452,975

Labour, Skills and Immigration
Department of Labour, Skills and Immigration	214,869	205,782
Occupational Health and Safety Trust Fund	80	109

	214,949	205,891

Municipal Affairs
Department of Municipal Affairs	314,508	341,783

Schedules to the Consolidated Financial Statements

Schedule 2

Province of Nova Scotia

Expenses (continued)

For the fiscal year ended March 31, 2025

($ thousands)

	2025	2024
		(as restated)
Natural Resources
Department of Natural Resources	112,777	158,379
Acadia Coal Company Limited Fund	2	—
Crown Land Mine Remediation Fund	16	76
Crown Land Silviculture Fund	1,750	—
Habitat Conservation Fund	218	158
Off-highway Vehicle Infrastructure Fund	2,419	1,904
Pengrowth Nova Scotia Energy Scholarship Fund	—	155
Species-at-risk Conservation Fund	350	353

	117,532	161,025

Opportunities and Social Development
Department of Opportunities and Social Development	1,610,816	1,386,676

Public Service
Public Service Units	189,686	166,339
Mi’kmaw Youth Fund	35	35
Nova Scotia Utility and Review Board	12,021	10,786

	201,742	177,160

Public Works
Department of Public Works	743,434	685,288
Build Nova Scotia	42,621	34,747
Joint Regional Transportation Agency	2,473	2,452

	788,528	722,487

Seniors and Long-Term Care
Department of Seniors and Long-Term Care	1,295,527	1,250,913

Service Nova Scotia
Department of Service Nova Scotia	215,028	217,493

Restructuring Costs	661,765	184,829

Pension Valuation Adjustment	(16,151)	51,467

Refundable Tax Credits	155,907	125,224

Net Loss on Disposal of Crown Assets	2,023	3,139

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 2

Province of Nova Scotia

Expenses (continued)

For the fiscal year ended March 31, 2025

($ thousands)

	2025	2024
Debt Servicing Costs
General Revenue Fund	856,275	763,986
Annapolis Valley Regional Centre for Education	384	345
Art Gallery of Nova Scotia	10	9
Build Nova Scotia	42	36
Cape Breton-Victoria Regional Centre for Education	348	309
Chignecto Central Regional Centre for Education	637	551
Conseil scolaire acadien provincial	240	210
Halifax Regional Centre for Education	1,461	1,394
Invest Nova Scotia	1,294	82
Izaak Walton Killam Health Centre	909	698
Nova Scotia Community College	2,996	2,718
Nova Scotia Utility and Review Board	26	25
Nova Scotia Gaming Corporation	3	10
Nova Scotia Health Authority	8,981	9,251
Nova Scotia Legal Aid Commission	424	475
Nova Scotia Provincial Housing Agency	18	17
Resource Recovery Fund Board Inc.	114	14
South Shore Regional Centre for Education	(16)	172
Strait Regional Centre for Education	212	184
Tri-County Regional Centre for Education	155	201

	874,513	780,687

Total Expenses	17,955,891	16,362,629

Schedules to the Consolidated Financial Statements

Schedule 3

Province of Nova Scotia

Loans and Investments

As at March 31, 2025

($ thousands)

	Loans	Provisions	Net 2025	Net 2024
				(as restated)
Loans Receivable
Advanced Education – Student Loans Direct Lending	220,604	98,820	121,784	126,381
Agriculture and Rural Credit Act	314,024	9,219	304,805	275,286
Finance and Treasury Board – Loans to Municipalities	903,791	—	903,791	812,954
Fisheries Development Act	351,603	2,655	348,948	326,455
Growth and Development - Housing Loans *	116,744	4,256	112,488	—
Halifax-Dartmouth Bridge Commission	—	—	—	145,000
Invest Nova Scotia	118,552	5,732	112,820	4,167
Municipal Affairs and Housing – Housing Loans	—	—	—	87,946
Nova Scotia Jobs Fund	324,311	117,965	206,346	234,964
Other	1,606	421	1,185	1,295

Total Loans Receivable	2,351,235	239,068	2,112,167	2,014,448

			Net	Net
	Investments	Provisions	2025	2024
Investments
Art Gallery of Nova Scotia	7,364	—	7,364	6,700
Finance and Treasury Board – Public Debt Management Fund	1,019,436	—	1,019,436	993,576
Finance and Treasury Board – Other	4,781	—	4,781	—
Invest Nova Scotia	98,653	29,625	69,028	79,448
Nova Scotia Community College	52,052	—	52,052	36,212
Nova Scotia Health Authority	71,767	—	71,767	65,874
Nova Scotia Power Finance Corporation	273,655	—	273,655	285,931
Nova Scotia School Insurance Program	6,630	—	6,630	6,244
Perennia Food and Agriculture Corporation	14,362	—	14,362	9,749
Public Archives of Nova Scotia	3,440	—	3,440	3,165
Resource Recovery Fund Board Inc.	23,075	—	23,075	23,623

Total Investments	1,575,215	29,625	1,545,590	1,510,522

*	See Note 2 for change in long-term care loans receivable.

All loans have been recognized at cost or amortized cost. Investments are recognized at fair value, cost, or amortized cost, as classified in Note 13.

The provisions listed above include $2.5 million (2024 – $2.5 million) for possible guarantee payouts from the Nova Scotia Jobs Fund Act and $7.3 million (2024 – $7.3 million) for the Debt Reduction Assistance Program related to the student loans portfolio of the Department of Advanced Education.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 3

Province of Nova Scotia

Loans and Investments (continued)

As at March 31, 2025

Maturity dates for loans range from calendar year 2025 to 2057, with some loans having no set maturity date. Interest rates for loans range from 0.0 to 12.0 per cent, with some loans having variable interest rates. Most investments have no set maturity dates or interest rates.

The security on loans can include life insurance, company assets, personal guarantees, or the value of the parent company, if applicable. Security can range from an unsecured position to a fully secured position.

Some loans have forgivable conditions; however, reasonable expectation of recovery remains.

Designated Investments

The portfolio of investments held by the Nova Scotia Power Finance Corporation are defeasance assets to indemnify the long-term debt held by the Corporation. The Province has recognized defeasance assets equivalent to the outstanding long-term debt of the Nova Scotia Power Finance Corporation included in Schedule 4.

The Public Debt Management Fund is considered an unrestricted sinking fund. While these funds are not restricted by debt covenants, they are bound by legislation under the Finance Act to be used to pay or retire debentures, securities, or other debt instruments of the Province. The terms to maturity of the investments within this unrestricted sinking fund are summarized in Schedule 4.

Allowance for Impaired Loans and Investments

Loans and investments are considered impaired when there is no longer reasonable assurance of the timely collection of the full amount of principal and interest. The allowance is comprised of two components, the specific allowance for individually identified impaired loans and investments and a general allowance for unidentified impaired loans and investments. The specific allowance for individually impaired loans and investments was established based on a review of impaired loans and investments. Specific allowances are determined by reviewing specific accounts that are in arrears or have been returned as defaulted. The collective allowance for unidentified impaired loans and investments is based on management’s best estimate of the loss that is likely to be experienced on impaired loans and investments that were not known to be impaired at the financial statement date. The collective allowance was determined based on management’s judgment and reviews of historic write-offs.

Loans Past Due but Not Impaired

A loan is considered past due when a counterparty has not made a payment by the contractual due date. The following table presents the carrying value of loans that are past due but not classified as impaired because they have not met the aging threshold for impairment, or other factors such as credit rating, loan security, and collection efforts are expected to result in repayment. Loans that are past due but not impaired are as follows:

($ thousands)					2025	2024
	1-30 days	31-60 days	61-90 days	91 + days	Total	Total
	1,109	5,768	3,346	23,122	33,345	41,904

Schedules to the Consolidated Financial Statements

Schedule 4

Province of Nova Scotia

Unmatured Debt

As at March 31, 2025

($ thousands)

			2025	2024
	Gross Unmatured Debt	Repurchased Own Debt Instruments	Net Unmatured Debt	Net Unmatured Debt
General Revenue Fund *	19,051,840	20,931	19,030,909	17,342,604
Nova Scotia Health Authority	5,019	—	5,019	3,371
Nova Scotia Education Common Services Bureau	7	—	7	—
Nova Scotia Power Finance Corporation	273,655	—	273,655	285,931

Total Unmatured Debt	19,330,521	20,931	19,309,590	17,631,906

*	The General Revenue Fund now includes the unmatured debt of Housing Nova Scotia due to the restructuring of that entity effective April 1, 2023.

Gross Unmatured Debt

All debt is presented in Canadian dollars. The Province does not hold debt denominated in foreign currencies at year-end.

Gross Unmatured Debt consists of the outstanding current and long-term debt of the Province’s General Revenue Fund and governmental units. Current and long-term debt of the government business enterprises is reflected as part of Investment in Government Business Enterprises on the Consolidated Statement of Financial Position and further detailed in Schedule 6.

Repurchased Own Debt Instruments

As at March 31, 2025, the Province held a carrying value of $20.9 million (2024 – $nil) of its own debentures. When a government repurchases its own debt instruments, the repurchased instruments offset the original liabilities on the statement of financial position and this represents the Net Unmatured Debt of the Province.

Similarly, any interest revenue and interest expense associated with these repurchased debt instruments are offset in the Consolidated Statement of Operations.

Nova Scotia Power Finance Corporation

As per the Nova Scotia Power Corporation Privatization Agreement (Agreement), Nova Scotia Power Finance Corporation provides for defeasance of its debt. The portfolio of defeasance assets consists of Nova Scotia Power Corporation, other provincial governments, and Federal bonds, coupons, and residuals. As at March 31, 2025, the carrying value of the fully defeased long-term debt of Nova Scotia Power Finance Corporation is $273.7 million (2024 – $285.9 million) with a par value of $200.0 million (2024 – $200.0 million). The related defeasance assets recognized by the Nova Scotia Power Finance Corporation are included in Schedule 3.

Should there be a deficiency in defeasance assets, as part of the Agreement, Nova Scotia Power Incorporated is obligated to indemnify Nova Scotia Power Finance Corporation against all costs which Nova Scotia Power Finance Corporation may suffer or incur as a consequence of a deficiency in defeasance assets. Nova Scotia Power Incorporated is responsible for managing the portfolio of defeasance assets and is obligated to match its cashflows with the principal and interest streams of the related debt.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 4

Province of Nova Scotia

Unmatured Debt (continued)

As at March 31, 2025

($ thousands)

Debt Repayments

Projected net principal debt repayments, capital lease payments, and payments related to Public- Private Partnership (P3) arrangements for the next five years and thereafter are as follows:

	Net Principal Repayments	Capital Lease Payments	P3 Payments	Total Payments
2026	824,025	7,837	7,928	839,790
2027	8,935	5,213	8,260	22,408
2028	1,205,734	4,027	8,606	1,218,367
2029	1,058,637	4,178	8,966	1,071,781
2030	1,110,731	4,152	9,342	1,124,225
2031 and thereafter	14,692,574	84,137	256,308	15,033,019

	18,900,636	109,544	299,410	19,309,590

Net principal repayments are comprised of the principal amounts due on loans, debentures, and long-term debt related to leased capital assets and assets acquired under P3 arrangements.

In addition, the Province has approximately $1.019 billion (2024 – $993.6 million) in unrestricted sinking funds held in the Public Debt Management Fund. While these funds are not restricted by debt covenants, they are bound by legislation under the Finance Act to be used to pay or retire debentures, securities, or other debt instruments of the Province. Sinking fund assets are now recorded on a gross basis in investments further detailed in Schedule 3. The use of these funds is evaluated each year based on a detailed analysis of cash requirements and market conditions. These unrestricted sinking funds consist of cash and cash equivalents, primarily of Canadian financial institution bankers’ acceptances, provincial commercial paper, and longer term investments of fixed and/or floating federal, federal agency, and provincial term credits.

The term to maturity of these unrestricted sinking funds are summarized as follows:

Term to Maturity	2025	2024
Cash and Cash Equivalents	296,413	305,712
1 to 3 years	569,965	511,748
3 to 5 years	153,058	176,116

Public Debt Management Fund	1,019,436	993,576

Schedules to the Consolidated Financial Statements

Schedule 5

Province of Nova Scotia

Gross Unmatured Debt

As at March 31, 2025

($ thousands)

	CDN $ Amount	Maturity Dates	Interest Rates
Debentures
General Revenue Fund *	18,588,695	2026 to 2075	1.10% to 6.60%
Nova Scotia Power Finance Corporation	273,655	2031	11.00%

Total Debentures	18,862,350

Loans
General Revenue Fund – Other Debt	59,210	2026 to 2049	0.00% to 21.50%
Nova Scotia Education Common Services Bureau	7	2029	10.27%

Total Loans	59,217

Capital Leases and P3 Arrangements
General Revenue Fund – Capital Leases	104,525	2027 to 2043	6.82% to 6.86%
General Revenue Fund – P3 Arrangements	299,410	2043 to 2060	3.95% to 6.06%
Nova Scotia Health Authority – Capital Leases	5,019	2027 to 2031	3.14% to 3.95%

Total Capital Leases and P3 Arrangements	408,954

Gross Unmatured Debt	19,330,521

*	The General Revenue Fund includes the unmatured debt of Housing Nova Scotia due to the restructuring of that entity effective April 1, 2023.

Call, Redemption and Other Features

General Revenue Fund

Canadian debentures include $627.4 million in Canada Pension Plan (CPP) debentures, which are redeemable in whole or in part before maturity, on six months’ notice, at the option of the Minister of Finance of Canada. All debt is presented in Canadian dollars. The Province does not hold debt denominated in foreign currencies at year-end.

Long-term debt obligations arising from P3 arrangements are recognized as unmatured debt as the underlying tangible capital assets are constructed. The remaining balance will be repaid over the term of the contracts. A listing of P3 arrangements can be found in Note 14.

The interest rates shown for the outstanding debentures reflect the fixed interest rates only. There are debentures that have floating interest rates. Floating interest rates are adjusted on a quarterly basis.

Public Accounts Volume 1 —  Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises

As at March 31, 2025

($ thousands)

					2025	2024
	Halifax- Dartmouth Bridge Commission	Highway 104 Western Alignment Corporation	Nova Scotia Gaming Corporation	Nova Scotia Liquor Corporation	Total	Total
Cash	—	2,097	36,701	47,596	86,394	80,052
Accounts Receivable	—	1,673	10,515	6,011	18,199	16,154
Inventory	—	—	4,255	80,213	84,468	84,536
Investments	—	70,572	27,684	—	98,256	112,919
Tangible Capital Assets	—	37,842	63,894	104,381	206,117	493,856
Other Assets	—	1,073	4,744	8,524	14,341	11,921

Total Assets	—	113,257	147,793	246,725	507,775	799,438

Accounts Payable	—	10,051	27,339	69,701	107,091	104,766
Unmatured Debt	—	—	34,342	42,020	76,362	212,016
Other Liabilities	—	1,231	2,646	21,986	25,863	32,239

Total Liabilities	—	11,282	64,327	133,707	209,316	349,021

Equity	—	101,975	83,466	113,018	298,459	450,417
Total Liabilitiesand Equity	—	113,257	147,793	246,725	507,775	799,438

Total Revenue	37,849	15,594	385,636	894,760	1,333,839	1,305,170
Debt Servicing Costs	4,756	451	1,754	2,550	9,511	8,035
Other Expenses	34,358	9,884	177,198	612,021	833,461	818,766

Total Expenses	39,114	10,335	178,952	614,571	842,972	826,801

Net Income	(1,265)	5,259	206,684	280,189	490,867	478,369

Other Comprehensive Income	—	—	3,488	2,923	6,411	771

Comprehensive Income	(1,265)	5,259	210,172	283,112	497,278	479,140

Halifax-Dartmouth Bridge Commission

The Halifax-Dartmouth Bridge Commission (HDBC), operating as Halifax Harbour Bridges, was created in 1950 by a special statute of the Province of Nova Scotia (now the Halifax-Dartmouth Bridge Commission Act). The purpose of HDBC is to construct, maintain, and operate bridges and their necessary approaches across the Halifax Harbour, between the communities of Halifax and Dartmouth, and across the North West Arm.

HDBC currently operates and maintains two toll bridges across the Halifax Harbour: the Angus L. Macdonald Bridge and A. Murray MacKay Bridge. Effective March 31, 2025, Halifax-Dartmouth Bridge Commission lost its GBE status and became a Governmental Unit. Since the change occurred as a result of an observable event, revenues and expenses that occurred prior to this change have been consolidated as a Government Business Enterprise, using the modified equity method. As part of the entity change, all long-term loan and line of credit agreements between HDBC and the Province were extinguished on March 31, 2025.

Schedules to the Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises (continued)

As at March 31, 2025

Highway 104 Western Alignment Corporation

The Highway 104 Western Alignment Corporation (H104) was established for the purpose of financing, designing, constructing, operating, and maintaining a 45 km stretch of highway (referred to as the Cobequid Pass) between Masstown and Thomson Station in the counties of Colchester and Cumberland, Nova Scotia.

H104’s main source of revenue is tolls. H104’s mandate is to manage toll revenue collection and to fund annual and long-term maintenance. On December 16, 2021, the Highway 104 Western Alignment Regulations were amended by Order in Council 2021-288, with respect to the classification of vehicles and exemption of vehicles registered in Nova Scotia. As a result, the payment of tolls is no longer required for vehicles with Nova Scotia registered license plates effective December 16, 2021.

Related Party Transactions

Government grants cover certain expenses incurred and costs of assets. They are recognized initially as deferred revenue at fair value when there is reasonable assurance that they will be received and H104 will comply with the conditions associated with them. Grants to cover expenses incurred are recognized in profit or loss on a systematic basis in the same periods in which the expenses are recognized. Grants to cover the cost of an asset are deferred and amortized to operations over the expected project life or useful life of the asset using the straight- line method.

Transactions with various Crown corporations, ministries, agencies, boards, and commissions related to H104 by virtue of common control by the Province are included in the financial statements of H104 and are routine operating transactions carried out as part of H104’s normal day-to-day operations. These transactions are individually insignificant, and collectively, include maintenance services of $1.5 million (2024 – $1.5 million), as well as costs related to the Annual Roadway Maintenance Agreement.

Annual Roadway Maintenance Agreement

The Annual Roadway Maintenance Agreement is a 30-year agreement between H104 and the Department of Public Works for the provision of annual roadway maintenance services and is renewed annually. The annual fee was $1.6 million for the current fiscal year (2024 – $1.5 million). During the year, H104 also incurred management fees of $371.8 thousand (2024 – $443.9 thousand) to the Province on the tenders the Province manages on behalf of the Corporation. These costs are capitalized to property, plant and equipment.

Nova Scotia Gaming Corporation

The Nova Scotia Gaming Corporation (NSGC) was incorporated on February 15, 1995 by Chapter 4 of the Acts of 1994-95, the Gaming Control Act. The principal activities of NSGC are to develop, undertake, organize, conduct, and manage casinos and other lottery business on behalf of the Province of Nova Scotia. Revenues of NSGC are derived from two casinos, located in Halifax and Sydney, as well as ticket and video lottery sales. NSGC is the party with the authority to operate casinos in Nova Scotia under the Criminal Code (Canada) and Gaming Control Act (Nova Scotia).

Public Accounts Volume 1 —  Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises (continued)

As at March 31, 2025

Nova Scotia Gaming Corporation (continued)

On December 1, 2022, the Province passed legislation that resulted in the removal of the Board of Directors of NSGC, whereby transitioning the status of NSGC from a Government Business Enterprise (GBE) to an Other Government Organization (OGO) under Public Sector Accounting Standards. The corporation continues to exist but with no staff. NSGC has three distinct and separate operating segments – casino operations, lottery sales, and corporate services. As a result of the restructuring, NSGC reassessed its accounting and determined that Casino Nova Scotia (CNS) is a government business enterprise and Atlantic Lottery Corporation (ALC) is a government business partnership.

For the 2024-25 fiscal year, NSGC is being accounted for in the following manner:

•	Line-by-line consolidation for the corporate services segment

•	Modified equity method for CNS and ALC.

($ thousands)	2025			2024
	Casino Nova Scotia	Atlantic Lottery Corporation	Total	Total
Cash	28,194	8,507	36,701	32,176
Accounts Receivable	485	10,030	10,515	8,021
Inventory	234	4,021	4,255	4,705
Investments	—	27,684	27,684	24,196
Tangible Capital Assets	33,533	30,361	63,894	59,146
Other Assets	2,641	2,103	4,744	2,957

Total Assets	65,087	82,706	147,793	131,201

Accounts Payable	5,109	22,230	27,339	24,621
Unmatured Debt	2,302	32,040	34,342	26,874
Other Liabilities	1,894	752	2,646	2,371

Total Liabilities	9,305	55,022	64,327	53,866

Equity	55,782	27,684	83,466	77,335

Total Liabilities and Equity	65,087	82,706	147,793	131,201

Total Revenue	103,522	282,114	385,636	370,124
Debt Servicing Costs	—	1,754	1,754	1,618
Other Expenses	61,895	115,303	177,198	189,513

Total Expenses	61,895	117,057	178,952	191,131

Net Income	41,627	165,057	206,684	178,993

Other Comprehensive Income	—	3,488	3,488	812

Comprehensive Income	41,627	168,545	210,172	179,805

Schedules to the Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises (continued)

As at March 31, 2025

Nova Scotia Gaming Corporation (continued)

Disputed Harmonized Sales Tax Assessments

ALC received Notices of Assessment from Canada Revenue Agency (CRA) for Harmonized Sales Tax (HST) in respect of the operation of video lottery terminals located on First Nation reserves in Nova Scotia for the periods June 1, 2009 to October 31, 2013. Through ALC, NSGC has remitted, on a without prejudice basis, the amount of the assessments to avoid the accumulation of interest and penalties. Remittances up to and including March 31, 2023, totaled $94.1 million. The CRA agreed to a settlement of 80 percent recovery of remittances during the year ended March 31, 2024. As a result, ALC adjusted self-assessed HST for periods beginning April 1, 2023 ensuring that no further recoveries would be required.

During the year ended March 31, 2025, amounts totaling $55.6 million were received from CRA as recovery of amounts previously remitted for the periods June 1, 2009 to October 31, 2013 and some periods between November 1, 2013 to March 31, 2023. The total amount remitted with an expected recovery up to March 31, 2025 is $8.9 million and is presented on the consolidated statement of financial position as a non-current asset, and $1.7 million is presented on the consolidated statement of net income in cost of sales. Interest received from CRA on the recovery amounts totaled $10.4 million and is presented as interest income on the consolidated statement of net income. Settlement discussions are ongoing for the remaining periods.

Due to Atlantic Gaming Equipment Limited

As at March 31, 2025, the amount due to Atlantic Gaming Equipment Limited was $31.6 million (2024 – $26.4 million), of which $6.0 million (2024 – $5.4 million) was classified as current. This liability represents a portion of ALC’s debt used in the acquisition of property, plant and equipment operated on behalf of NSGC. The amount owing has no fixed terms of repayment, is non-interest bearing, and is due on demand if NSGC withdraws from the ALC Unanimous Shareholders Agreement.

Other Comprehensive Income

During the year, NSGC reported $3.5 million in other comprehensive income (OCI) related to its share of ALC’s OCI (2024 – $0.8 million). As at March 31, 2025, accumulated OCI was $27.7 million (2024 – $24.2 million).

Nova Scotia Liquor Corporation

The Nova Scotia Liquor Corporation (NSLC) was created June 1, 2001, by Chapter 4 of the Government Restructuring (2001) Act, via continuance of the Nova Scotia Liquor Commission as a body corporate. NSLC derives its mandate from the Liquor Control Act, Chapter 260 of the Revised Statutes of Nova Scotia, 1989 and the Nova Scotia Cannabis Control Act passed in the Nova Scotia Legislature on April 17, 2018. NSLC is Nova Scotia’s largest retailer of liquor and cannabis products and its network includes over 100 retail stores, e-commerce, 64 agency stores, four private wine and specialty stores, and one standalone cannabis store. The Corporation serves as a wholesaler to more than 2,000 bars and restaurants across the province.

Related Party Transactions

During the year, remittances to the Minister of Finance and Treasury Board totaled $281.0 million (2024 – $274.0 million), which are disclosed in NSLC’s statement of changes in equity. All other transactions with the Province are deemed to be collectively insignificant to NSLC’s financial statements.

Public Accounts Volume 1 —  Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises (continued)

As at March 31, 2025

Nova Scotia Liquor Corporation (continued)

Lease Obligations

The Corporation leases properties for its retail stores. Lease contracts are typically made for fixed periods of 2 to 20 years but many have extension options. Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions. As at March 31, 2025, NSLC has total lease obligations of $42.0 million (2024 – $39.8 million), of which $5.2 million is considered current. Net minimum lease payments are due as follows: $5.9 million in 2026, an average of $5.6 million per year from 2027 to 2031, an average of $1.5 million per year from 2032 to 2036, and an average of $0.1 million per year from 2037 to 2041.

Equity

Upon conversion to International Financial Reporting Standards (IFRS) in 2012, NSLC reclassified its payable to the Minister of Finance and Treasury Board from a liability to equity. NSLC’s equity was $113.0 million (2024 – $110.9 million) at year-end. NSLC’s main objectives for managing capital are to ensure sufficient liquidity in support of its financial obligations to achieve its business plans and to continue as a self-sufficient entity in order to provide continuous remittances to the Province.

Other Comprehensive Income

During the year, NSLC reported $2.9 million in other comprehensive income (OCI) related to actuarial losses on defined benefit plans (2024 – $41.0 thousand). As at March 31, 2025, accumulated OCI was $13.2 million (2024 – $10.3 million).

Schedules to the Consolidated Financial Statements

Schedule 7

Province of Nova Scotia

Tangible Capital Assets

As at March 31, 2025

($ thousands)

	2025						2024
	Land	Buildings and Land Improvements	Machinery, Computers and Equipment	Vehicles and Ferries	Roads, Bridges and Highways	Total	(as restated) Total
Costs
Opening Costs	1,260,454	9,225,550	1,677,889	280,352	5,898,691	18,342,936	16,846,368
Transfers	9,237	(2,650)	70,601	—	374,721	451,909	988
Additions	65,334	1,340,502	270,919	24,765	569,613	2,271,133	1,594,195
Disposals	(2,420)	(28,679)	(47,219)	(11,826)	(483)	(90,627)	(98,615)

Closing Costs	1,332,605	10,534,723	1,972,190	293,291	6,842,542	20,975,351	18,342,936

Accumulated Amortization
Opening Accumulated Amortization	—	(3,981,717)	(1,165,144)	(181,508)	(3,025,168)	(8,353,537)	(7,905,815)
Transfers	—	(5,087)	(17,400)	—	(111,115)	(133,602)	(1,703)
Disposals	—	25,612	45,977	11,666	481	83,736	95,177
Amortization Expense	—	(224,612)	(87,996)	(21,224)	(277,699)	(611,531)	(541,196)

Closing Accumulated Amortization	—	(4,185,804)	(1,224,563)	(191,066)	(3,413,501)	(9,014,934)	(8,353,537)

Net Book Value	1,332,605	6,348,919	747,627	102,225	3,429,041	11,960,417	9,989,399

Opening Balance	1,260,454	5,243,833	512,745	98,844	2,873,523	9,989,399	8,940,553
Closing Balance	1,332,605	6,348,919	747,627	102,225	3,429,041	11,960,417	9,989,399

Increase in Net Book Value	72,151	1,105,086	234,882	3,381	555,518	1,971,018	1,048,846

Public Accounts Volume 1 —  Consolidated Financial Statements

Schedule 7

Province of Nova Scotia

Tangible Capital Assets (continued)

As at March 31, 2025

Amortization is calculated on a declining balance basis for most assets of the General Revenue Fund. The amortization rates of the more common tangible capital assets are as follows:

Buildings and Land Improvements	5 - 30 per cent
Machinery, Computers and Equipment	20 - 50 per cent
Vehicles and Ferries	15 - 35 per cent
Roads, Bridges and Highways	5 - 15 per cent

Capital leases and long-term care buildings of the General Revenue Fund are amortized on a straight-line basis over the length of each agreement, ranging from 4 to 25 years.

Amortization is generally calculated on a straight-line basis for assets of the governmental units. The estimated useful lives of the more common tangible capital assets are as follows:

Buildings (including Leasehold Improvements) and Land Improvements	2 - 60 years
Machinery, Computers and Equipment	1 - 60 years
Vehicles and Ferries	3 - 7 years

Capital leases of the governmental units are amortized on a straight-line basis over the length of each lease, ranging from 5 to 45 years.

Capital leases are included in the various asset classes as at March 31, 2025 as follows:

	Cost	Accumulated Depreciation
Buildings and Land Improvements	$227.1 million	$101.6 million
Machinery, Computers and Equipment	$2.2 million	$1.0 million
Vehicles and Ferries	$30.2 million	$16.1 million

Social Housing assets are included in Buildings and Land Improvements and relate to the Department of Growth and Development. These assets are amortized using the declining balance method. The net book value of these assets is $283.4 million (2024 – $255.6 million).

Included in the closing costs of the various classes as at March 31, 2025 are costs for assets under construction, which have not yet been amortized. These costs relate to Buildings and Land Improvements of $1.251 billion; Machinery, Computers and Equipment of $312.7 million; Vehicles and Ferries of $23.9 million; and Roads, Bridges and Highways of $230.9 million.

Of the current year P3 expenditures, 99.0 per cent relates to health care infrastructure and 1.0 per cent relates to highways. Additional detail on the three P3 arrangements can be found in Note 14. P3 arrangements are included in the following asset classes:

	Cost	Accumulated Depreciation
Buildings and Land Improvements	$569.8 million	$7.6 million
Roads, Bridges and Highways	$406.4 million	$52.6 million

Schedules to the Consolidated Financial Statements

Schedule 8

Province of Nova Scotia

Direct Guarantees

As at March 31, 2025

($ thousands)

	2025			2024
	Foreign
	Exchange
	Rate	Authorized	Utilized	Utilized
Bank Loans
Department of Advanced Education – Student Loan Program		7	7	11
Department of Growth and Development – Forestry Contractor Relief Program		5,000	494	631
Department of Growth and Development – Small Business Loan Guarantee Program		20,000	11,744	14,451
Department of Public Works (US$)	0.696	7,188	—	—
Nova Scotia Jobs Fund Act		41,733	32,790	34,704

Total Bank Loan Guarantees		73,928	45,035	49,797

Mortgages
Canada Mortgage and Housing Corporation Indemnities		2,793	2,793	4,225

Total Mortgage Guarantees		2,793	2,793	4,225

Total Direct Guarantees		76,721	47,828	54,022

Less: Provision for Guarantee Payout
Department of Growth and Development – Forestry Contractor Relief Program			(158)	(158)
Department of Growth and Development – Small Business Loan Guarantee Program			(1,443)	(1,767)
Canada Mortgage and Housing Corporation Indemnities			(2,585)	(2,585)
Nova Scotia Jobs Fund Act			(2,500)	(2,500)

			(6,686)	(7,010)

Less: Provision for Student Debt Reduction Program
Department of Advanced Education – Student Loan Program			(7)	(8)

Net Direct Guarantees			41,135	47,004

(Not provided for in these consolidated financial statements)

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 9

Province of Nova Scotia

Segment Reporting

For the fiscal year ended March 31, 2025

Segment reporting is designed to assist users in identifying the resources allocated to support the major activities of government and to better understand the performance of segments.

The following schedules provide segment information for the 2025 and 2024 fiscal years. Segment results represent the activities of that segment and include any inter-segment transactions. Inter-segment eliminations are shown in a separate column and show the reconciliation to total consolidated amounts. The Province has determined that the following segments represent the major activities of government.

Health

The provision of such services and institutions to the public that will lead to a higher state of personal health.

Education

The provision of all aspects and phases of training to equip people with necessary skills to pursue productive lives. This includes: Primary to Grade 12, post-secondary, and advanced education.

Infrastructure & Public Works

The provision of the means to facilitate the effective and efficient movement of persons and property. This includes the net results of the Halifax-Dartmouth Bridge Commission and the Highway 104 Western Alignment Corporation.

Social Services

The provision of services and assistance to economically and/or socially disadvantaged persons requiring aid.

Natural Resources & Economic Development

The provision for the maintenance and upkeep, efficient extraction, processing, and utilization of the natural attributes of the province with the aim of creating employment, supporting labour, and contributing to the material well-being of residents.

Other Government

Revenues and expenses that relate to activities that are not identified as a separate segment or cannot be directly allocated on a reasonable basis to individual segments because they support a wide range of service delivery activities. This includes certain items from the General Revenue Fund such as general tax revenues, Public Debt Management Fund earnings, debt servicing costs, and the pension valuation adjustment.

Schedules to the Consolidated Financial Statements

Schedule 9

Province of Nova Scotia

Segment Reporting (continued)

For the fiscal year ended March 31, 2025

($ thousands)

	Health		Education		Infrastructure & Public Works		Social Services
	2025	2024	2025	2024	2025	2024	2025	2024
		(as restated)
Revenue Provincial Sources
Tax Revenue	108,335	132,188	—	—	272,370	285,783	—	—
Other Provincial Revenue	1,002,528	973,044	564,691	524,977	35,706	37,531	225,820	195,767
Net Income from GBEs	—	—	—	—	3,994	15,606	—	—
Investment Income	7,902	7,420	18,572	21,649	40	21	2,233	670
Federal Sources	1,549,469	1,539,376	388,519	502,185	16,834	60,871	308,992	297,643

Total Revenue	2,668,234	2,652,028	971,782	1,048,811	328,944	399,812	537,045	494,080

Expenses
Grants and Subsidies	1,474,206	1,381,648	1,039,950	969,736	71,763	56,234	2,835,776	2,650,320
Salaries and Employee Benefits	3,192,449	2,741,802	2,026,893	1,948,608	148,646	143,062	241,525	200,088
Operating Goods and Services	1,684,674	1,391,468	460,867	425,493	179,817	219,660	220,261	182,129
Professional Services	194,575	160,669	36,806	41,397	81,529	29,849	27,547	13,004
Amortization	112,341	127,526	112,931	96,694	307,490	267,840	30,636	2,267
Debt Servicing Costs	9,890	9,978	6,418	6,084	—	—	442	492
Other	2,023	2,798	—	6	—	—	—	—

Total Expenses	6,670,158	5,815,889	3,683,865	3,488,018	789,245	716,645	3,356,187	3,048,300

Segment Result	(4,001,924)	(3,163,861)	(2,712,083)	(2,439,207)	(460,301)	(316,833)	(2,819,142)	(2,554,220)

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 9

Province of Nova Scotia

Segment Reporting (continued)

For the fiscal year ended March 31, 2025

($ thousands)

	Natural Resources & Economic Development		Other Government		Inter-Segment Eliminations		Total
	2025	2024	2025	2024	2025	2024	2025	2024
				(as restated)				(as restated)
Revenue

Provincial Sources
Tax Revenue	414	430	8,921,682	8,066,666	—	—	9,302,801	8,485,067
Other Provincial Revenue	252,119	156,752	841,358	617,647	(734,288)	(668,291)	2,187,934	1,837,427
Net Income from GBEs	—	—	486,873	462,763	—	—	490,867	478,369
Investment Income	(13,590)	2,948	216,797	151,827	(302)	(326)	231,652	184,209
Federal Sources	220,064	45,691	3,523,547	3,073,532	—	—	6,007,425	5,519,298

Total Revenue	459,007	205,821	13,990,257	12,372,435	(734,590)	(668,617)	18,220,679	16,504,370

Expenses
Grants and Subsidies	430,113	117,713	1,177,860	1,421,622	(577,596)	(615,402)	6,452,072	5,981,871
Salaries and Employee Benefits	186,128	163,291	652,147	598,068	(8,098)	(9,792)	6,439,690	5,785,127
Operating Goods and Services	194,115	239,523	375,673	280,347	(130,959)	(25,142)	2,984,448	2,713,478
Professional Services	22,256	32,961	227,798	277,304	(1,053)	(1,858)	589,458	553,326
Amortization	29,647	16,406	18,486	30,463	—	—	611,531	541,196
Debt Servicing Costs	1,450	132	873,197	780,424	(16,884)	(16,423)	874,513	780,687
Other	2,110	4,088	46	52	—	—	4,179	6,944

Total Expenses	865,819	574,114	3,325,207	3,388,280	(734,590)	(668,617)	17,955,891	16,362,629

Segment Result	(406,812)	(368,293)	10,665,050	8,984,155	—	—	264,788	141,741

Schedules to the Consolidated Financial Statements

Schedule 10

Province of Nova Scotia

Government Reporting Entity

As at March 31, 2025

The General Revenue Fund is comprised of the Province’s departments, public service units, special operating agencies, and the net income from government business enterprises, which are consolidated with the special purpose funds, governmental units, and a proportionate share of the government partnership arrangements to form the Province’s government reporting entity.

Departments and Public Service Units

(Consolidation Method)

Advanced Education	Public Service (continued)
Agriculture	Intergovernmental Affairs
Communities, Culture, Tourism and Heritage	Legislative Services
Nova Scotia Independent Production Fund	Nova Scotia Police Complaints Commissioner
Cyber Security and Digital Solutions	Nova Scotia Securities Commission
Education and Early Childhood Development	Office of Addictions and Mental Health
Emergency Management [1]	Office of Equity and Anti-Racism [4]
Energy [2]	Office of Healthcare Professionals
Environment and Climate Change	Recruitment
Finance and Treasury Board	Office of L’nu Affairs
Muggah Creek Remediation Fund	Office of the Auditor General
Public Debt Management Fund	Office of the Ombudsman
SYSCO Decommissioning Fund	Office of Service Efficiency [2]
Fisheries and Aquaculture	Public Prosecution Service
Growth and Development [2]	Public Service Commission
Community Economic Development Fund	Public Works
Nova Scotia Jobs Fund	Seniors and Long-Term Care
Health and Wellness	Service Nova Scotia
Justice
Labour, Skills and Immigration	Special Operating Agencies
Municipal Affairs [2]	(Consolidation Method)
Natural Resources [2]
Opportunities and Social Development [2]	Nova Scotia Apprenticeship Agency
Public Service	Nova Scotia Home for Colored Children
Communications Nova Scotia [3]	Restorative Inquiry
Elections Nova Scotia	Physician Assessment Centre of Excellence [5]
Executive Council	Public Safety Field Communications Agency [6]
Freedom of Information and Protection	Sydney Tar Ponds Agency (inactive)
of Privacy Review Office
Human Rights Commission

[1]	New Department established through legislation on September 20th, 2024.
[2]	Various Department changes through OIC 2024-425, effective Dec 12, 2024.
[3]	Office abolished through OIC 2025-34, and all matters moved to Executive Council, effective February 10, 2025.
[4]	Moved from the Department of Justice to the Public Service on June 17, 2024, by OIC 2024-246
[5]	Designated as a Special Operating Agency on October 7, 2024, by OIC 2024-367. Name changed through OIC 2025-2.
[6]	Designated as a Special Operating Agency on February 18, 2025, by OIC 2025-49.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 10

Province of Nova Scotia

Government Reporting Entity (continued)

As at March 31, 2025

Special Purpose Funds	Government Business Enterprises
(Consolidation Method)	(Modified Equity Method)

Acadia Coal Company Limited Fund	Halifax-Dartmouth Bridge Commission [4]
CorFor Capital Repairs and Replacements Fund	Highway 104 Western Alignment Corporation
Crown Land Mine Remediation Fund	Atlantic Lottery Corporation (25% ownership) [5]
Crown Land Silviculture Fund	Casino Nova Scotia [5]
Democracy 250 (inactive)	Nova Scotia Liquor Corporation
Gàidheil Air Adhart (Gaels Forward Fund)
Gaming Addiction Treatment Trust Fund	Government Partnership Arrangements
Green Fund [1]	(Modified Equity Method) [6]
Habitat Conservation Fund
Mi’kmaw Youth Fund	Atlantic Provinces Special Education Authority
Nova Scotia Coordinate Referencing System Trust Fund	(approximately 32% share)
Nova Scotia E911 Cost Recovery Fund	Canada-Nova Scotia Offshore Energy Regulator
Nova Scotia Environmental Trust	(50% share) [7]
Nova Scotia Government Acadian Bursary Program	Canadian Sports Centre Atlantic
Fund	(approximately 8% share)
Nova Scotia Harness Racing Fund	Council of Atlantic Premiers
Nova Scotia Market Development Initiative Fund	(approximately 30% share)
Nova Scotia Securities Commission Fund [2]	Halifax Convention Centre Corporation
Nova Scotia Sportfish Habitat Fund	(50% share)
Occupational Health and Safety Trust Fund
Off-highway Vehicle Infrastructure Fund
P3 Schools Capital and Technology Refresh Fund [3]
Pengrowth Nova Scotia Energy Scholarship Fund
Scotia Learning Technology Refresh Fund
Select Nova Scotia Fund
Species-at-risk Conservation Fund
Sustainable Forestry Fund
Vive l’Acadie Community Fund

[1]	De-designation of the Green Fund as a special purpose fund through OIC 2024-240, effective December 11, 2024.
[2]	Reclassified to Special Purpose Fund from Trust Under Administration.
[3]	Includes refresh funds related to P3 schools.
[4]

HDBC lost its GBE status on March 31, 2025 as a result of an observable event. All assets and liabilities are fully consolidated, and revenues and expenses are recognized using the modified equity method.

[5]	Government Business Partnership Arrangement and Government Business Enterprise of Nova Scotia Gaming Corporation,
[6]

GPAs do not meet the threshold of materiality and cost-benefit to use the proportionate consolidation. Proportionate share is subject to change each year based on changes to funding levels or residual interest.

[7]	Name change from Canada-Nova Scotia Offshore Petroleum Board through Section 13 of Bill 471, effective January 31, 2025.

Schedules to the Consolidated Financial Statements

Schedule 10

Province of Nova Scotia

Government Reporting Entity (continued)

As at March 31, 2025

Governmental Units

(Consolidation Method)

Annapolis Valley Regional Centre for Education	Nova Scotia Health Authority
Art Gallery of Nova Scotia	Provincial Drug Distribution Program
Arts Nova Scotia	Nova Scotia Legal Aid Commission
Build Nova Scotia	Nova Scotia Power Finance Corporation
Cape Breton-Victoria Regional Centre for Education	Nova Scotia Primary Forest Products Marketing
Check Inns Limited (inactive)	Board
Chignecto Central Regional Centre for Education	Nova Scotia Provincial Housing Agency [3]
Conseil scolaire acadien provincial	Nova Scotia School Insurance Exchange
Creative Nova Scotia Leadership Council	Nova Scotia School Insurance Program Association
Halifax-Dartmouth Bridge Commission [1]	Nova Scotia Strategic Opportunities Fund Inc.
Halifax Regional Centre for Education	(inactive)
Housing Nova Scotia (inactive) [2]	Nova Scotia Utility and Review Board
Invest Nova Scotia	Peggy’s Cove Commission
Izaak Walton Killam Health Centre	Perennia Food and Agriculture Corporation
Joint Regional Transportation Authority	Public Archives of Nova Scotia
Nova Scotia Arts Council (inactive)	Resource Recovery Fund Board Inc.
Nova Scotia Boxing Authority	Schooner Bluenose Foundation (Inactive) [4]
Nova Scotia Community College	Sherbrooke Restoration Commission
Nova Scotia Community College Foundation	South Shore Regional Centre for Education
Nova Scotia Crop and Livestock Insurance	Strait Regional Centre for Education
Commission	Sydney Environmental Resources Limited (inactive)
Nova Scotia Education Common Services Bureau	Sydney Steel Corporation
Nova Scotia Farm Loan Board	Tri-County Regional Centre for Education
Nova Scotia Fisheries and Aquaculture Loan Board	Upper Clements Family Theme Park Limited (inactive)
Nova Scotia Gaming Corporation	Workers Compensation Appeals Tribunal
Interprovincial Lottery Corporation (10% ownership)	3052155 Nova Scotia Limited (inactive)
Nova Scotia Gaming Equipment Limited

[1]

Effective March 31, 2025, Halifax-Dartmouth Bridge Commission lost its GBE status and became a Governmental Unit. Since the change occurred as a result of an observable event, revenues and expenses that occurred prior to this change have been consolidated as a GBE, using the modified equity method.

[2]

Effective April 1, 2023, all remaining assets and liabilities of Housing Nova Scotia were transferred to the Minister of Municipal Affairs and Housing. Housing Nova Scotia Act has been repealed but not proclaimed in force. Entity listed as inactive.

[3]	Created by the Housing Supply and Services Act, Nova Scotia Provincial Housing Agency amalgamates the five regional housing authorities, which were wound up on December 1, 2022.
[4]	Schooner Bluenose Foundation Act has been repealed but not proclaimed in force. Entity listed as inactive.